UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
Albertsons Companies, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6)	Amount Previously Paid:

	7)	Form, Schedule or Registration Statement No.:

	8)	Filing Party:

	9)	Date Filed:

June 24, 2021
Dear Fellow Albertsons Companies, Inc. Stockholder:
It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Albertsons Companies, Inc. (the “Company”) at 2:30 p.m. Mountain Daylight Time on Thursday, August 5, 2021. This will be the first annual meeting of the Company since our initial public offering in 2020. I encourage our stockholders to read my letter in our 2020 annual report, where I review many of our accomplishments in the last year and the significant progress we have made against our strategic goals. I am proud of how our team worked together to take care of our customers, our communities and each other during a year like no other. As we enter fiscal 2021, we are emerging from the pandemic as a stronger company and better positioned than ever for the future.
Due to ongoing precautions related to the COVID-19 pandemic, the 2021 Annual Meeting will be a virtual meeting of stockholders. You will be able to vote your shares electronically, attend the Annual Meeting, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ABS2021. Stockholders will be able to vote, listen, and submit questions from their home or any location with internet connectivity. To participate in the Annual Meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability or on your proxy card if you elected to receive proxy materials by mail. The following pages contain the formal Notice of the Annual Meeting and our Proxy Statement.
At this year’s Annual Meeting, you will be asked to elect as directors the 14 nominees named in the attached Proxy Statement, ratify the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 26, 2022, cast an advisory (non-binding) vote approving the Company’s Named Executive Officer compensation, cast an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the maximum size of the board of directors from 15 members to 17 members.
We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.
Your vote is important. Please mark, sign, date and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.
On behalf of our board of directors, we would like to thank you for your continued interest and investment in Albertsons Companies.
Sincerely,

Vivek Sankaran President, Chief Executive Officer and Director

Notice of Annual Meeting of Stockholders

To be held on Thursday, August 5, 2021
2:30 p.m. Mountain Daylight Time

www.virtualshareholdermeeting.com/ABS2021
To the Stockholders of Albertsons Companies, Inc.:
Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Albertsons Companies, Inc. (the “Company”) will be held on Thursday, August 5, 2021, at 2:30 p.m. Mountain Daylight Time online through a live webcast at www.virtualshareholdermeeting.com/ABS2021. At the Annual Meeting, Stockholders will be asked:
1.	To elect the 14 directors named in our Proxy Statement to hold office until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 26, 2022;
3.	To hold an advisory (non-binding) vote to approve the Company’s Named Executive Officer compensation;
4.	To hold an advisory (non-binding) vote on whether the frequency of the stockholder advisory vote on our executive compensation should be every one, two or three years;
5.
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) to increase the maximum size of the board of directors from 15 members to 17 members; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record of our Class A common stock, par value $0.01 per share, and our Series A convertible preferred stock, par value $0.01 per share, as of June 7, 2021 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof.
Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card, or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone, whether or not you plan to participate in the Annual Meeting via live webcast. If your common stock is held in the name of your broker, bank or other nominee you will need to follow the instructions provided to you by the institution that holds your common stock to instruct them how to vote your shares.
By order of the board of directors,

Juliette W. Pryor Executive Vice President, General Counsel & Secretary
Boise, Idaho
June 24, 2021

This Proxy Statement and accompanying proxy card are first being made available on or about June 24, 2021.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2021:

Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2020 Annual Report, including our Form 10-K for fiscal year 2020, are available electronically at https://investor.albertsonscompanies.com/financial-reports/sec-filings/default.aspx

As used herein, “Albertsons,” the “Company,” “we,” “us,” “our” or “our business” refers to Albertsons Companies, Inc. (collectively with its wholly owned subsidiaries), except as expressly indicated or the context otherwise requires.

PROXY VOTING METHODS
If at the close of business on June 7, 2021, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote via webcast during the Annual Meeting. You may also revoke your proxy at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record and would like to vote prior to the beginning of the Annual Meeting, your vote must be received by 11:59 p.m., Eastern Daylight Time, on August 4, 2021 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET
•	Go to the website http://www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE
•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL
•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope provided to you.
To reduce the environmental impact and the administrative and postage costs of the Annual Meeting, we encourage stockholders to vote prior to the beginning of the Annual Meeting via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on August 4, 2021. Stockholders may revoke their proxies at the times and in the manners described on page 1 of this Proxy Statement.

PROXY SUMMARY	ii
FREQUENTLY ASKED QUESTIONS	1
BOARD OF DIRECTORS	8
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS	20
AUDIT AND RISK COMMITTEE REPORT	22
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE SUMMARY	24
COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE COMPENSATION INFORMATION	26
COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE COMPENSATION TABLES	39
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
EQUITY COMPENSATION PLAN INFORMATION	54
DELINQUENT SECTION 16(A) REPORTS	54
PROPOSAL 1 ELECTION OF DIRECTORS	55
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
PROPOSAL 3 ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	58
PROPOSAL 4 ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION	59
PROPOSAL 5 APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS FROM 15 MEMBERS TO 17 MEMBERS	60
OTHER MATTERS	61
ANNUAL REPORT TO STOCKHOLDERS	61
INCORPORATION BY REFERENCE	61
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	61
TRANSFER AGENT INFORMATION	62
i	Albertsons Companies, Inc. 2021 Proxy Statement

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 27, 2021 (our “Annual Report”) before voting. A copy of our Annual Report, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.
We operate on a fiscal calendar that results in a given fiscal year consisting of a 52- or 53-week period ending on the last Saturday in February. Our last three fiscal years consisted of the 52 weeks ended February 27, 2021 (“fiscal 2020”), the 53 weeks ended February 29, 2020 (“fiscal 2019”) and the 52 weeks ended February 23, 2019 (“fiscal 2018”). Our next three fiscal years consist of the 52 weeks ending February 26, 2022 (“fiscal 2021”), February 25, 2023 (“fiscal 2022”) and February 24, 2024 (“fiscal 2023”).
ANNUAL MEETING OF STOCKHOLDERS
Date: August 5, 2021

Time: 2:30 p.m., Mountain Daylight Time

Place: www.virtualshareholdermeeting.com/ABS2021

Record Date: June 7, 2021

To participate in the Annual Meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability or on your proxy card if you elected to receive proxy materials by mail.
ii	Albertsons Companies, Inc. 2021 Proxy Statement

SUMMARY VOTING MATTERS
Matter	Board Recommendation	Page Reference
Election of Directors	FOR each director nominee	55
Ratification of Independent Registered Public Accounting Firm	FOR	56
Advisory (non-binding) vote to approve the Company’s Named Executive Officer compensation	FOR	58
Advisory (non-binding) vote on whether the frequency of the stockholder advisory vote on our executive compensation should be every one, two or three years	Once every year	59
Approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members	FOR	60
BOARD NOMINEES
The following table provides summary information about each director nominee.
					Committee Membership††
Name	Age†	Director Since	Principal Occupation	Relevant Skills & Experiences	CC	A&RC	GCEC	TC	FC
Vivek Sankaran	58	2019	President, Chief Executive Officer and Director of Albertsons Companies, Inc.	Public Company Leadership; Food & Retail
Jim Donald*	67	2019	Former President and Chief Executive Officer of Albertsons Companies, Inc.	Public Company Leadership, Directorships; Food & Retail
Chan W. Galbato*	58	2021	Chief Executive Officer of Cerberus Operations and Advisory Company, LLC	Public Company Leadership, Directorships; Strategy
Sharon Allen**	69	2015	Former U.S. Chairman of Deloitte LLP	Public Company Directorships; Finance			c
Shant Babikian	36	2020	Managing Director at HPS Investment Partners, LLC	Finance; Private Equity
Steven A. Davis**	63	2015	Former Chairman and Chief Executive Officer of Bob Evans Farms, Inc.	Public Company Leadership, Directorships; Food & Retail					c
Kim Fennebresque**	71	2015	Former Senior Advisor to Cowen Group Inc.	Public Company Leadership, Directorships; Finance	c
Allen M. Gibson**	55	2018	Chief Investment Officer of Centaurus Capital LP	Finance; Private Equity				c
iii	Albertsons Companies, Inc. 2021 Proxy Statement

					Committee Membership††
Name	Age†	Director Since	Principal Occupation	Relevant Skills & Experiences	CC	A&RC	GCEC	TC	FC
Hersch Klaff	67	2010	Chief Executive Officer of Klaff Realty, L.P.	Finance; Private Equity
Jay L. Schottenstein	67	2006	Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corp.	Public Company Leadership, Directorships; Retail
Alan Schumacher**	74	2015	Former Member of the Federal Accounting Standards Advisory Board	Public Company Directorships; Finance		c
Brian Kevin Turner	56	2017	President and Chief Executive Officer of Core Scientific	Public Company Directorships; Retail; Cyber and Technology				c
Mary Elizabeth West**	58	2020	Senior advisor with McKinsey & Co.	Public Company Directorships; Food & Retail
Scott Wille	40	2020	Senior Managing Director and Head of Consumer and Retail Private Equity at Cerberus Capital Management, L.P.	Public Company Directorships; Finance; Private Equity
†	As of June 24, 2021
††	CC, Compensation Committee; A&RC, Audit and Risk Committee; GCEC, Governance, Compliance and ESG Committee; TC, Technology Committee; FC, Finance Committee
c	Chair of the Committee
*	Co-Chair of the Board
**	Independent Director
GOVERNANCE HIGHLIGHTS
✔	Multiple female directors
✔	Multiple directors with racially and ethnically diverse backgrounds
✔	Separation of CEO and Chair role
✔	Co-Chair roles to promote effective oversight and focus on strategy
✔	Our largest stockholders have representation on the board
✔	Evolving board committees with focus on Environmental, Social, and Governance (“ESG”), finance and technology
✔	Mixes of age and tenure for varied perspectives
✔	Annual director elections
iv	Albertsons Companies, Inc. 2021 Proxy Statement

COMPENSATION HIGHLIGHTS
	What We Do		What We Don’t Do
✔	We design our compensation program to pay based on our Company financial and operating performance	✗	We don’t provide high levels of fixed compensation
✔	We evaluate risk in light of our compensation programs	✗	We don’t provide for automatic salary increases
✔	We cap the amount of our annual cash bonuses at 2x of target	✗	We don’t use metrics unrelated to our operational goals
✔	We use a variety of equity incentive structures to promote performance and retention	✗	We don’t use any financial or operational metric that promotes undue risk
✔	We consult with our largest stockholders regarding compensation practices	✗	We don’t provide excessive perquisites
✔	We have a recoupment or “clawback” policy	✗	We don’t pay above market returns on any deferred compensation plan
✔	We maintain robust stock ownership guidelines	✗	We don’t maintain defined benefit pension plans for our executive officers
v	Albertsons Companies, Inc. 2021 Proxy Statement

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2021
This Proxy Statement is being furnished together with our Annual Report for the fiscal year ended February 27, 2021 in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Albertsons Companies, Inc. to be held on August 5, 2021 (the “Annual Meeting”), and any postponements or adjournments of the meeting. On or about June 24, 2021, we will mail to each of our stockholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet.
FREQUENTLY ASKED QUESTIONS
When and where will the meeting take place?
The Annual Meeting will be held on Thursday, August 5, 2021 at 2:30 p.m. Mountain Daylight Time. The 2021 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ABS2021. To participate in the meeting, you must have the sixteen-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will be able to attend the Annual Meeting from any location with internet connectivity. Online access to the Annual Meeting will begin at 2:15 p.m. on August 5, 2021. We encourage our stockholders to access the meeting prior to the start time.
How do stockholders participate in the virtual meeting?
To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/ABS2021. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.
If you are a record holder, appointing a proxy in response to this solicitation will not affect your right to attend the Annual Meeting and to vote during the Annual Meeting. Please note that if you hold your shares of Class A common stock, par value $0.01 per share (the “common stock”), in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
Stockholders may submit questions and comments in advance or during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Why did I receive only a Notice of Internet Availability of Proxy Materials?
As permitted by the Securities and Exchange Commission (the “SEC”), the Company is furnishing to stockholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2020 Annual Report primarily over the internet. On or about June 24, 2021, we will mail to each of our stockholders
1	Albertsons Companies, Inc. 2021 Proxy Statement

(other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing paper copies.
What is the purpose of this meeting and these materials?
We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.
At the Annual Meeting, you will be asked to vote on the following matters:
•	Proposal 1: Election of 14 directors to hold office until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
•	Proposal 2: Ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022;
•	Proposal 3: Approval, in a non-binding advisory vote, of our compensation paid to our Named Executive Officers;
•	Proposal 4: Approval, in a non-binding advisory vote, on whether the frequency of the stockholder advisory vote on our executive compensation should be every one, two or three years;
•	Proposal 5: Approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members; and
•	Any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the voting recommendations of the board of directors on these matters?
The board of directors recommends that you vote your shares as follows:
•	Proposal 1: FOR each of the board’s 14 nominees for the board of directors;
•	Proposal 2: FOR the ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022;
•	Proposal 3: FOR the approval, on an advisory basis, of our Named Executive Officer compensation;
•	Proposal 4: FOR a frequency of every year for future advisory votes to approve executive compensation; and
•	Proposal 5: FOR the approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members.
Are all of the Company’s directors standing for election to the board of directors at the Annual Meeting?
Yes.
2	Albertsons Companies, Inc. 2021 Proxy Statement

Why is the Annual Meeting being held online?
Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other participants at the Annual Meeting, our board of directors has determined to hold our 2021 Annual Meeting via live webcast. This virtual meeting will provide the same rights and advantages that would be provided by a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is June 7, 2021 (the “Record Date”). You have one vote for each share of our common stock that you owned at the close of business on the Record Date, provided that on the Record Date those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a bank, broker or other intermediary. As of that date, there were approximately 466,510,961 shares of common stock outstanding and entitled to vote. In addition, each share of Series A convertible preferred stock, par value $0.01 per share (the “Series A preferred stock”), is entitled to vote on each matter to come before the Annual Meeting as if the shares of Series A preferred stock were converted into shares of common stock as of the Record Date, meaning that each share of Series A preferred stock is entitled to approximately 58.064 votes on each matter to come before the Annual Meeting. As of the Record Date, there were 924,000 shares of Series A preferred stock issued and outstanding, representing approximately 53,651,136 votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered to be the stockholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the live webcast of the Annual Meeting.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker or intermediary (which is considered to be the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker or intermediary on how to vote. Your bank, broker or intermediary has sent you a voting instruction card for you to use in directing the bank, broker or intermediary regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting.
What options are available to me to vote my shares?
Whether you hold shares directly as the stockholder of record or through a bank, broker or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the internet.
•
If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the internet by following the instructions provided in the Notice of Internet Availability;

3	Albertsons Companies, Inc. 2021 Proxy Statement

•
If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the internet by following the instructions included in the email; or

•
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.
•
If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•
Most stockholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail.
If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote during the meeting.
All stockholders of record may vote while attending the Annual Meeting via live webcast while the polls remain open at visiting www.virtualshareholdermeeting.com/ABS2021. You will need your number found in the Notice of Internet Availability or your proxy card. However, if you are the beneficial owner of shares held in street name through a bank, broker or other intermediary, you should receive separate instructions from the holder of your common stock describing how you can vote that stock.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you properly execute and return your proxy card but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in street name through a bank, broker or other intermediary and do not give voting instructions to the bank, broker or intermediary, the bank, broker or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters (sometimes referred to as “broker discretionary voting”), such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the election of directors. We have been informed that Proposal 2 (ratify the appointment of our independent registered public accounting firm for fiscal 2021) and Proposal 5 (increase the size of the board of directors from 15 to 17) are the only proposals in this Proxy Statement that are considered routine matters. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.
4	Albertsons Companies, Inc. 2021 Proxy Statement

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a majority of the votes cast.
How is a quorum determined?
The representation, at the Annual Meeting or by proxy, of holders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Accordingly, holders of shares of our common stock or Series A preferred stock outstanding on the Record Date representing 260,081,049 votes must be present at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote is required to approve each proposal at the Annual Meeting?
Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of Directors	Majority of Votes Cast in respect of each Director Nominee	No
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal 3	Advisory Vote Related to Named Executive Officer Compensation	Majority of Votes Cast	No
Proposal 4	Advisory Vote on Frequency of Advisory Votes on Executive Compensation	Majority of Votes Cast	No
Proposal 5	Approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members	Majority of Outstanding Stock Entitled to Vote Thereon	Yes
With respect to Proposals 1, 2, 3 and 5 you may vote “FOR”, “AGAINST” or “ABSTAIN”.
With respect to Proposal 4, you may vote for “EVERY YEAR”, for “EVERY 2 YEARS”, for “EVERY 3 YEARS” or “ABSTAIN”.
If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum. A “majority of the votes cast” means that
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the number of votes cast “for” a proposal or a candidate for director must exceed the number of votes cast “against” that proposal or candidate for director (with “abstentions” and “broker non-votes” (i.e., shares held by a bank, broker or other nominee which are present or represented by proxy at the meeting, but with respect to which such bank, broker or nominee is not empowered to vote) not counted as votes cast either “for” or “against” such proposal or candidate for director).
Can I change my vote or revoke my proxy?
Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
•	Submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•	Timely delivery of a valid, later-dated proxy (only the last proxy submitted by a stockholder by internet, telephone or mail will be counted); or
•	Attending the Annual Meeting and voting during the live webcast while the polls are open; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or intermediary.
Are there other matters to be voted on at the Annual Meeting?
We do not know of any other matters that may come before the Annual Meeting other than Proposals 1, 2, 3, 4 and 5 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.
How do I submit a question?
Questions can be submitted in advance for the Annual Meeting. To submit a question in advance, with your 16-digit control number, visit www.proxyvote.com and use the “Submit Question” tab to submit a question.
To submit a question during the Annual Meeting, follow the instructions at our virtual annual meeting website www.virtualshareholdermeeting.com/ABS2021.
During the Annual Meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. Any relevant questions which we do not have time to address will be posted on our Investor Relations section of our website for one week after the Annual Meeting.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available for review by stockholders during the Annual Meeting.
A list of these stockholders will be open for examination electronically by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting by contacting our Investor Relations department at Investor-Relations@albertsons.com.
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Where can I find the voting results?
Preliminary voting results are expected be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
Who is soliciting proxies, how are they being solicited and who pays the cost?
The solicitation of proxies is being made on behalf of our board of directors, and we will bear the costs of the solicitation. This solicitation is being made by mail and through the internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.
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BOARD OF DIRECTORS
Our certificate of incorporation and our Amended and Restated Bylaws (our “bylaws”) provide that the number of members of our board of directors shall be determined by our board from time to time. The number of members of our board is currently 14.
Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for each of the nominees listed in Proposal 1. If, for any reason, at the time of election any of the nominees named therein should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our board of directors. Our board of directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.
The following biographical information is furnished as to each nominee for election as a director as of June 24, 2021.
Nominees for Election to the Board of Directors for a Term Expiring at the 2022 Annual Meeting
Vivek Sankaran, President, Chief Executive Officer and Director. Mr. Sankaran has served as our President, Chief Executive Officer and Director since April 2019. Mr. Sankaran previously served from January 2019 to March 2019 as Chief Executive Officer of PepsiCo Foods North America, which includes Frito-Lay North America (“Frito-Lay”). There he led PepsiCo, Inc.’s (“PepsiCo”) snack and convenient foods business. Prior to that, Mr. Sankaran served as President and Chief Operating Officer of Frito-Lay from April 2016 to December 2018; Chief Operating Officer of Frito-Lay from February 2016 to April 2016; Chief Commercial Officer, North America of PepsiCo from 2014 to February 2016, where he led PepsiCo’s cross-divisional performance across its North American customers; Chief Customer Officer of Frito-Lay from 2012 to 2014; Senior Vice President and General Manager of Frito-Lay’s South business unit from 2011 to 2012; and Senior Vice President, Corporate Strategy and Development of PepsiCo from 2009 to 2010. Before joining PepsiCo in 2009, Mr. Sankaran was a partner at McKinsey and Company, where he served various Fortune 100 companies, bringing a strong focus on strategy and operations. Mr. Sankaran co-led the firm’s North American purchasing and supply management practice and was on the leadership team of the North American retail practice. Mr. Sankaran also serves on the board of directors of The Guardian Life Insurance Company of America, one of the nation’s largest mutual life insurers, where he also serves as a member of the human resources and governance committee. Mr. Sankaran has an MBA from the University of Michigan, a master’s degree in manufacturing from the Georgia Institute of Technology and a bachelor’s degree in mechanical engineering from the Indian Institute of Technology in Chennai.
Jim Donald, Co-Chairman. Mr. Donald has served as our Co-Chairman and has been a member of our board of directors since April 2019. Prior to that, Mr. Donald served as our President and Chief Executive Officer from September 2018 to April 2019 and, prior to that, served as President and Chief Operating Officer from joining ACI in March 2018 to September 2018. Previously, Mr. Donald served as Chief Executive Officer and Director of Extended Stay America, Inc., a large North American owner and operator of hotels, and its subsidiary, ESH Hospitality, Inc. (together with Extended Stay America, Inc., “ESH”), from February 2012 to July 2015, and as Senior Advisor of ESH from August 2015 to December 2015. Prior to joining ESH, Mr. Donald served as President, Chief Executive Officer and Director of Starbucks Corporation, President and Chief Executive Officer of regional food and drug retailer Haggen Food & Pharmacy, Chairman, President and Chief Executive Officer of regional food and drug retailer Pathmark Stores, Inc., and in a variety of other senior and executive roles at Wal-Mart Stores, Inc., Safeway Inc. (“Safeway”) and Albertson’s, Inc. Mr. Donald began his grocery and retail career in 1971 with Publix Super Markets, Inc. Mr. Donald has served on the board of directors of Nordstrom, Inc., a leading fashion retailer, since April 2020, on the Advisory Board of Jacobs Holding AG, a Switzerland-based global investment firm, since 2015, and as a member of the board of directors at Barry Callebaut
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AG, a Switzerland-based manufacturer of chocolate and cocoa, from 2008 to 2018. Mr. Donald’s decades of experience in the retail industry and his intimate familiarity with the affairs of the Company and the industry as a whole makes him a valuable member of our board of directors.
Chan W. Galbato, Co-Chairman. Mr. Galbato has served as our Co-Chairman and has been a member of our board of directors since April 2021. Mr. Galbato is the Chief Executive Officer of Cerberus Operations and Advisory Company, LLC, the operations platform of Cerberus Capital Management, L.P. (“Cerberus”). Mr. Galbato oversees the platform’s operating executives and functional experts to integrate operating expertise within Cerberus’ portfolio companies and investment strategies. Mr. Galbato serves on the board of directors of various Cerberus portfolio companies, including Electrical Components International, FirstKey Homes and Staples Solutions. Mr. Galbato also is a board member for Blue Bird Corporation, a major manufacturer of school buses and a former Cerberus portfolio company, where he previously served as Chairman, and AutoWeb, Inc., a marketing services company catering to the automotive industry. Mr. Galbato held board memberships for prior Cerberus investments, including Chairman of Avon Products, Chairman of YP Holdings, Chairman of North American Bus Industries, Chairman of Guilford Mills, Director of Steward Health Care, Director of New Avon, Director of Tower International and Director of DynCorp International. Separately, Mr. Galbato served as the Lead Director for Brady Corporation, a publicly-traded manufacturing company. Prior to joining Cerberus in 2009, Mr. Galbato was President and Chief Executive Officer of the Controls Division of Invensys plc and separately, was the President of Services at The Home Depot. Mr. Galbato also held the position of President and Chief Executive Officer of Armstrong Floor Products and prior to that, was the Chief Executive Officer of Choice Parts. He spent 14 years with General Electric, holding several operating and finance leadership positions within their various industrial divisions as well as holding the role of President and Chief Executive Officer of Coregis, a GE Capital company. Before beginning his corporate career, he played professional baseball with the Montreal Expos in their minor league system. Mr. Galbato is an experienced business leader who provides our board of directors with valuable insights into competitive strategy and organizational effectiveness. Mr. Galbato graduated from the State University of New York and received an M.B.A. from the University of Chicago.
Sharon Allen, Director. Ms. Allen has been a member of our board of directors since June 2015. Ms. Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation. Ms. Allen has also served as a director of First Solar, Inc. since 2013. Ms. Allen is a Certified Public Accountant (Retired). Ms. Allen’s extensive leadership, accounting and audit experience broadens the scope of our board of directors’ oversight of our financial performance and reporting and provides our board of directors with valuable insight relevant to our business.
Shant Babikian, Director. Mr. Babikian has been a member of our board of directors since September 2020. Mr. Babikian is a Managing Director at HPS Investment Partners, LLC (“HPS”). Prior to joining HPS in 2014, Mr. Babikian was a Vice President at Oaktree Capital Management, where he focused on investing in privately structured debt and equity transactions. Prior to joining Oaktree, Mr. Babikian was an Analyst in JPMorgan’s Syndicated and Leveraged Finance Group. Mr. Babikian also serves on the boards of a number of privately held companies. Mr. Babikian brings years of experience in the finance and private equity space to the board of directors. Mr. Babikian holds a BBA with Honors from the CUNY Macaulay Honors Collage at Baruch with a concentration in Economics.
Steven A. Davis, Director. Mr. Davis has been a member of our board of directors since June 2015. Mr. Davis is the former Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a food service and consumer products company, where he served from May 2006 to December 2014. Mr. Davis has also
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served as a director of PPG Industries, Inc., a manufacturer and distributor of paints, coatings and specialty materials, since April 2019, Marathon Petroleum Corporation, a petroleum refiner, marketer, retailer and transporter, since 2013, and American Eagle Outfitters, a global apparel and accessories retailer, since October 2020. He previously served as a board member for The Legacy Acquisition Corporation, an acquirer of companies in the retail and restaurant sectors, from November 2017 to November 2020; Sonic, a quick service drive-thru restaurant chain, from January 2017 until December 2019 when it was sold to private equity, Walgreens Boots Alliance, Inc. (formerly Walgreens Co.), a pharmacy-led wellbeing enterprise, from 2009 to 2015, and CenturyLink, Inc. (formerly Embarq Corporation), a provider of communication services, from 2006 to 2009. Prior to joining Bob Evans Farms, Inc. in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s LLC and A&W Restaurants, Inc. In addition, he held senior executive and operational positions at Yum! Brands, Inc.’s Pizza Hut division and at Kraft General Foods Inc. Mr. Davis has served as a member of the international board of directors for the Juvenile Diabetes Research Foundation since June 2016. Mr. Davis brings to our board of directors extensive strategic, financial and general management leadership experience. In particular, Mr. Davis’ leadership of retail, food service, pharmacies and industrial companies provides our board of directors with valuable insight relevant to our business. He received his MBA from the University of Chicago in 1983 and a BBA from the University of Wisconsin-Milwaukee in 1980. In 2021, the University of Wisconsin-Milwaukee awarded him an Honorary PhD in Business.
Kim Fennebresque, Director. Mr. Fennebresque has been a member of our board of directors since March 2015. Mr. Fennebresque served as a senior advisor to Cowen Group Inc., a diversified financial services firm, from 2008 until 2020, where he also served as its chairman, president and chief executive officer from 1999 to 2008. Mr. Fennebresque has served on the board of directors of Ally Financial Inc., a financial services company, since May 2009, BlueLinx Holdings Inc., a distributor of building products, since May 2013, as Chairperson of BlueLinx Holdings Inc. since May 2016 and on the board of Roto Acquisition Corporation, a special purpose acquisition corporation, since November 2020. Mr. Fennebresque has served as a member of the Supervisory Board of BAWAG P.S.K., one of Austria’s largest banks, since 2017, and as Deputy Chairman since 2019. Mr. Fennebresque previously served as a director of Ribbon Communications Inc., a provider of network communications solutions, from October 2017 to February 2020, and as a director of Delta Tucker Holdings, Inc. (the parent of DynCorp International, a provider of defense and technical services and government outsourced solutions) from May 2015 to July 2017. From 2010 to 2012, Mr. Fennebresque served as chairman of Dahlman Rose & Co., LLC, an investment bank. He has also served as head of the corporate finance and mergers and acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. He has also held various positions at First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque’s extensive experience as a director of several public companies and history of leadership in the financial services industry brings corporate governance expertise and a diverse viewpoint to the deliberations of our board of directors.
Allen M. Gibson, Director. Mr. Gibson has been a member of our board of directors since October 2018. Mr. Gibson is currently the Chief Investment Officer of Centaurus Capital LP and Investment Manager for the Laura and John Arnold Foundation. Mr. Gibson has held both positions since April 2011. Centaurus Capital LP is a private investment partnership with interests in oil and gas, private equity, structured finance and the debt capital markets. Prior to Centaurus Capital LP, Mr. Gibson was a Senior Vice President in institutional asset management at Royal Bank of Canada from February 2008 until April 2011. Mr. Gibson has served as a member of the board of directors of ARG Realty, a commercial real estate company based in Argentina, since April 2018, Global Atlantic Financial Group, Inc., a brokerage firm, since May 2013, Cell Site Solutions, LLC, a provider of telecom equipment, products and services, since May 2014 and the Tony Hawk Foundation, a youth-oriented charitable foundation, since July 2016.
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Mr. Gibson also serves on the advisory committee of several investment funds, including Cerberus Investment Partners V and Cerberus Investment Partners VI. Centaurus Capital LP is an investor in certain Cerberus funds. Mr. Gibson’s knowledge of capital markets enhances the ability of our board of directors to make prudent financial judgments.
Hersch Klaff, Director. Mr. Klaff has served as a member of our board of directors since March 2010. Mr. Klaff is the Chief Executive Officer of Klaff Realty, L.P., which he formed in 1984. Mr. Klaff has served on the board of directors of Novus Capital Corporation II, a special purpose acquisition company (SPAC) focused on sustainability and social equity through technological innovation, since September 2020. Mr. Klaff began his career as a Certified Public Accountant with the public accounting firm of Altschuler, Melvoin and Glasser in Chicago. Mr. Klaff’s real estate expertise and accounting and investment experience, as well as his extensive knowledge of our company, broadens the scope of our board of directors’ oversight of our financial performance.
Jay L. Schottenstein, Director. Mr. Schottenstein has served as a member of our board of directors since 2006. Mr. Schottenstein has served as Chairman of the board of directors of American Eagle Outfitters, Inc., a global apparel and accessories retailer, since March 1992 and as Chief Executive Officer since December 2015, a position in which he previously served from March 1992 until December 2002. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corp. since March 1992 and as president since 2001. Mr. Schottenstein also served as Executive Chairman of the Board of Designer Brands, Inc. (formerly DSW Inc.), a footwear and accessories retailer, from March 2005 to April 2009, and as Chairman of the board of directors of Designer Brands, Inc. since March 2005. Mr. Schottenstein has deep knowledge of the Company and the retail industry in general. His experience as a chief executive officer and a director of other major publicly-owned retailers, and his expertise across operations, real estate, brand building and team management, gives him and our board of directors valuable knowledge and insight to oversee our operations.
Alan Schumacher, Director. Mr. Schumacher has served as a member of our board of directors since March 2015. Mr. Schumacher has also served on the board of Warrior Met Coal, Inc., a leading producer and exporter of metallurgical coal for the global steel industry, since its initial public offering in April 2017. Mr. Schumacher also currently serves as a director of Evertec Inc., a full-service transaction processing business in Latin America, and Blue Bird Corporation, a school-bus manufacturer. Mr. Schumacher previously served as a director of Quality Distribution Inc., a chemical bulk tank truck operator, Noranda Aluminum Holding Corporation, a producer of aluminum, and BlueLinx Holdings Inc., a distributor of building products. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher currently serves on the respective audit committees of Warrior Met Coal, Inc., Evertec Inc. and Blue Bird Corp. The board of directors has determined that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our audit and risk committee nor does it represent or in any way create a conflict of interest for our Company. Mr. Schumacher’s experience as a board director of several public companies, and his deep understanding of accounting principles, provides our board of directors with experience to oversee our accounting and financial reporting.
Brian Kevin Turner, Vice Chairman. Mr. Turner has served as our Vice Chairman since February 2020, after serving as Vice Chairman and Senior Advisor to the Chief Executive Officer since August 2017. Mr. Turner has served as President and Chief Executive Officer of Core Scientific, an emerging leader in blockchain and artificial intelligence infrastructure, hosting, transaction processing and application development, since July 2018. Mr. Turner also serves as Chairman and as a member of the compensation committee of Zayo Group Holdings, Inc., a privately held provider of fiber bandwidth. Mr. Turner was previously a member of the board of directors of Nordstrom, Inc., from 2010 to May 2020, and Chief Executive Officer of Citadel Securities and Vice Chairman of Citadel LLC, global financial institutions, from August 2016 to January 2017. He served as Chief Operating Officer of Microsoft Corporation from 2005 to 2016, and as Chief Executive Officer and President of Sam’s Club, a subsidiary
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of Wal-Mart, from 2002 to 2005. Between 1985 and 2002, Mr. Turner held a number of positions of increasing responsibility with Wal-Mart, including Executive Vice President and Global Chief Information Officer from 2001 to 2002. Mr. Turner’s strategic and operational leadership skills and expertise in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations provide our board of directors with valuable insight relevant to our business.
Mary Elizabeth West, Director. Ms. West has served as a member of our board of directors since October 2020. Ms. West has a proven track record of innovation and transformation across myriad facets of retail. Ms. West began her career at Kraft Foods, Inc., and over the course of 21 years of working on some of the food industry’s most iconic brands like Kraft Macaroni and Cheese, Oreo and Maxwell House coffee, she was named Chief Marketing Officer in 2007. When Kraft Foods spun their snack foods division off in 2012, Ms. West went with the new company, Mondelez International, Inc., and served as Executive Vice President, Chief Category and Marketing Officer from 2012 to 2014. When Ms. West left Mondelez, she joined J.C. Penney Company, Inc. in 2015, after having served on their board of directors from November 2005 to May 2015. Ms. West was then tapped by The Hershey Company in May 2017 for its Senior Vice President and Chief Growth Officer. Ms. West drove the company’s growth and marketing strategies as well as communication, disruptive innovation, research and development, and mergers and acquisitions, and ignited the transformation of the company’s offerings beyond chocolate into snack categories, retiring from the company in January 2020. Ms. West is currently a senior advisor with McKinsey & Co. Ms. West brings to our board of directors extensive experience in some of the food and retail industry’s most respected companies. Ms. West earned an M.B.A. in Marketing from Columbia University and a B.S. in Management from Nazareth College of Rochester. Ms. West is currently a member of the board of directors of Hasbro, Inc., a position she has held since June 2016.
Scott Wille, Director. Mr. Wille has served as a member of our board of directors since October 2020. Mr. Wille is currently a Senior Managing Director and Head of Consumer and Retail Private Equity at Cerberus, which he joined in 2006. Since 2016, Mr. Wille has been a member of Cerberus’ Private Equity Investment Committee. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille previously served as a director of the Company from January 2015 to June 2020. Mr. Wille has served as a director of NexTier Oilfield Solutions Inc., a provider of hydraulic fracturing, wireline technologies and drilling services, since March 2011. In addition, Mr. Wille currently serves as a director of Off Lease Only, the largest independent used car dealer in Florida. Previously, Mr. Wille served as a director of Remington Outdoor Company, Inc., a designer, manufacturer and marketer of firearms, ammunition and related products, from February 2014 to March 2018, and as a director of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from September 2010 to October 2012. Mr. Wille’s experience in the financial and private equity industries, and his in-depth knowledge of the Company and industry, are valuable to the board of director’s understanding of the Company and its financial performance.
Family Relationships
None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.
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Corporate Governance
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. We have made a current copy of the code available on our website, http://www.albertsonscompanies.com. In addition, we intend to post on our website all disclosures that are required by law or New York Stock Exchange (“NYSE”) listing standards concerning any amendments to, or waivers from, any provision of the code.
Corporate Governance Guidelines
We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of our board of directors and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
Board Composition
Our business and affairs are currently managed by our board of directors. Our board of directors currently has 14 members. As presently situated, the board of directors is comprised of one member of management (Mr. Sankaran), two former members of management (Mr. Donald and Mr. Turner), two directors affiliated with Cerberus (Mr. Galbato and Mr. Wille), one director affiliated with each of Klaff Realty, L.P. (Mr. Klaff), Schottenstein Stores Corp. (Mr. Schottenstein) and HPS (Mr. Babikian), and six independent directors (see below). Members of the board of directors are elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.
Director Independence
Our board of directors has affirmatively determined that Sharon Allen, Steven A. Davis, Kim Fennebresque, Allen M. Gibson, Alan Schumacher and Mary Elizabeth West are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Board Leadership Structure
Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. Presently, Vivek Sankaran serves as our Chief Executive Officer and Jim Donald and Chan W. Galbato are our Co-Chairmen. Our board of directors has considered its leadership structure and believes at this time that the Company and its stockholders are best served by having these positions divided. Dividing these roles allows for increased focus, as each person can devote their attention to one job, while fostering accountability and effective decision-making. By dividing these roles, each person is better able to successfully address both internal and external issues affecting the Company. While the roles of Chief Executive Officer and Chairman will remain separate, having Co-Chairmen allows each to draw on their extensive knowledge and expertise to set the agenda for and ensure the appropriate focus on issues of concern to the board of directors. Our Co-Chairmen are jointly responsible for presiding over and approving the agendas and schedules of meetings of the board of directors. They are also responsible, along with members of the Compensation Committee and the board of directors as a whole, for evaluating the performance of the Chief Executive Officer.
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Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.
Role of Board in Risk Oversight
While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Audit and Risk Committee oversees management of enterprise risks as well as, along with our Finance Committee, financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Technology Committee is responsible for overseeing the management of our IT structure and risks associated with IT and cybersecurity. Our Governance, Compliance and ESG Committee oversees risks associated with corporate governance, as well as the management of the compliance and regulatory risks we face and risks associated with business conduct and ethics. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.
Board of Director Meetings
During fiscal 2020, the board of directors met 19 times, the Audit and Risk Committee met six times, the Compensation Committee met six times and the Governance, Compliance and ESG Committee met four times. All of our directors attended at least 75% of the aggregate number of meetings of the board and committees of the board on which the director served. In addition, our independent directors regularly meet in executive session. There is no specified chair of such executive sessions.
Controlled Company
Cerberus, Klaff Realty, L.P., Schottenstein Stores Corp., Lubert-Adler Partners, L.P. and Kimco Realty Corporation (collectively, the “Sponsors”), as a group, control a majority of our outstanding voting securities. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:
•	the requirement that a majority of the board of directors consist of independent directors;
•
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement for an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.
We currently utilize these exemptions. As a result, we do not have a majority of independent directors nor do our Governance, Compliance and ESG Committee and Compensation Committee consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.
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More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our Governance, Compliance and ESG Committee and Compensation Committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.
Board Committees
Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. Our board of directors has an Audit and Risk Committee, Compensation Committee, Governance, Compliance and ESG Committee, Technology Committee and Finance Committee, each of which have the composition and responsibilities described below.
Audit and Risk Committee
Our Audit and Risk Committee consists of Steven A. Davis, Kim Fennebresque and Alan Schumacher, with Mr. Schumacher serving as chair of the committee. The committee assists the board of directors in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our Governance, Compliance and ESG Committee), our independent auditor’s qualifications and independence and the establishment and performance of our internal audit function and the performance of the independent auditor. We have three independent directors serving on our Audit and Risk Committee. Our board of directors has determined that Mr. Schumacher has the attributes necessary to qualify him as an “audit committee financial expert” as defined by applicable rules of the SEC. Our board of directors has adopted a written charter under which the Audit and Risk Committee operates.
Compensation Committee
Our Compensation Committee consists of Sharon Allen, Kim Fennebresque, Jay L. Schottenstein, Brian Kevin Turner and Mary Elizabeth West, with Mr. Fennebresque serving as chair of the committee. The Compensation Committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers, evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation, monitor succession planning and review management’s culture, diversity and inclusion policies and initiatives. Our board of directors has adopted a written charter under which the Compensation Committee operates.
Technology Committee
Our Technology Committee consists of Allen M. Gibson, Jay L. Schottenstein and Brian Kevin Turner, with Messrs. Gibson and Turner serving as co-chairs of the committee. The purpose of the Technology Committee is to, among other things, meet with our technology leaders to review our internal technology development activities and provide input as it deems appropriate, review technologies that we consider for implementation and review our development of our technical goals and strategies. Our board of directors has adopted a written charter under which the Technology Committee operates.
Finance Committee
Our Finance Committee consists of Shant Babikian, Steven A. Davis, Allen M. Gibson, Hersh Klaff and Scott Wille, with Mr. Davis serving as chair of the committee. The purpose of the Finance Committee is to, among other things, assist the board of directors in its oversight of the Company’s capital structure and financial resources, other issues of financial significance and related financial risks. Our board of directors has adopted a written charter under which the Finance Committee operates.
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Governance, Compliance and ESG Committee
Our Governance, Compliance and ESG Committee consists of Sharon Allen, Allen M. Gibson, Alan Schumacher, Mary Elizabeth West and Scott Wille, with Ms. Allen serving as chair of the committee. The Governance, Compliance and ESG Committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of stockholders, selection of the director candidates to fill any vacancies on our board of directors and the development of our corporate governance guidelines and principles. The Governance, Compliance and ESG Committee does not maintain a policy for considering nominees but believes the members of the committee have sufficient background and experience to review nominees competently. While the board of directors is solely responsible for the selection and nomination of directors, the Governance, Compliance and ESG Committee may consider nominees recommended by stockholders as deemed appropriate. The Governance, Compliance and ESG Committee evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. In addition, the Governance, Compliance and ESG Committee assists the Company in implementing and overseeing our compliance, ethics and ESG programs, policies and procedures that are designed to both respond to the various compliance and regulatory risks facing our Company and engage and initiate our ESG strategy. The Governance, Compliance and ESG Committee monitors our performance with respect to such programs, policies and procedures. Our board of directors has adopted a written charter under which the Governance, Compliance and ESG Committee operates.
ESG Initiatives
In fiscal 2020 and into fiscal 2021, the Company, with the oversight of the Governance, Compliance and ESG Committee, increased its focus on several ESG initiatives that matter to our customers, associates and stockholders. As we continue our transformation in fiscal 2021, we believe that we can do good for our communities and achieve our financial and operating goals. Over the previous year, we completed a new ESG materiality assessment, which will be the foundation for our ESG strategy and initiatives going forward, with particular attention to the following areas:
•	Climate Action;
•	Diversity, Equity and Inclusion;
•	Waste Reduction and Circularity; and
•	Community Stewardship.
We have also committed to setting a science-based target to reduce carbon emissions. As a newly-public company, we will continue our communications with our customers, associates and stockholders regarding our ESG initiatives in fiscal 2021 and beyond, including in our recent 2020 Annual Report and upcoming 2020 ESG Report.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.
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Director Compensation
Chairman Emeritus Agreement with Robert G. Miller
Robert G. Miller served as a member of our board of directors during fiscal 2019 and as Chairman Emeritus following his appointment on April 25, 2019. Mr. Miller previously served as our Executive Chairman from January 2015 to April 2019, and as Chief Executive Officer from June 2006 to January 2015 and again from April 2015 to September 2018. As Chairman Emeritus, Mr. Miller was entitled, pursuant to a chairman emeritus agreement, dated March 25, 2019, to receive a quarterly fee of $300,000 per fiscal quarter from April 25, 2019 through the end of fiscal 2019. On December 16, 2019, the chairman emeritus agreement was extended to provide that Mr. Miller was entitled to receive a quarterly fee of $300,000 per fiscal quarter from March 1, 2020 through the end of fiscal 2020. The chairman emeritus agreement also entitled Mr. Miller to the use of corporate aircraft for up to 50 hours per year for himself, his family members and guests at no cost to him, other than to pay income tax on such usage at the lowest permissible rate. While Mr. Miller was also entitled to receive director’s fees to the same extent, and on the same basis, as the director’s fees paid to directors appointed by our Sponsors, because the directors appointed by our Sponsors were not paid director’s fees during our pre-IPO period in fiscal 2020, Mr. Miller similarly did not receive such director’s fees during fiscal 2020. Mr. Miller’s term as Chairman Emeritus expired upon the completion of our initial public offering (“IPO”) on June 30, 2020.
Agreement with James L. Donald
On May 22, 2019, we entered into an amended and restated employment agreement with Mr. Donald, (the “Donald Employment Agreement”), effective April 25, 2019. The Donald Employment Agreement extended the term of Mr. Donald’s service with us to February 25, 2023 and updates his duties through such date. Pursuant to the Donald Employment Agreement, through February 29, 2020, Mr. Donald received an annual base salary of $1,500,000 and remained eligible for a bonus targeted at 100% of his base salary. Effective March 1, 2020, Mr. Donald ceased to provide service to us as employee, but remained on our board of directors. Through the end of the term on February 25, 2023, Mr. Donald will receive an annual base salary of $1.0 million but is not eligible to receive a bonus.
Board Service
Our directors received compensation for their service on our board of directors or any board committees in fiscal 2020. We reimburse all of our directors for reasonable documented out-of-pocket expenses incurred by them in connection with attendance at board of directors and committee meetings.
For fiscal 2020, each of our non-employee directors, other than Messrs. Adler, Babikian, Donald and Miller received an annual cash fee in the amount of $125,000, which was pro-rated for those directors who served less than the full fiscal year, and additional annual fees for serving as a committee chair and/or member as follows:
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Committee Position	Additional Annual Fee
Chair of Audit and Risk Committee	$50,000
Chair of Governance, Compliance and ESG Committee	$40,000
Chair of Compensation Committee	$40,000
Chair of Finance Committee	$40,000
Chair of Technology Committee	$40,000
Member of Audit and Risk Committee	$25,000
Member of Governance, Compliance and ESG Committee	$20,000
Member of Compensation Committee	$20,000
Member of Finance Committee	$20,000
Member of Technology Committee	$20,000
In addition, for fiscal 2020, our board of directors approved awards of restricted stock units (“Restricted Stock Units” or “RSUs”) to each non-employee member of our board of directors, other than Messrs. Adler, Babikian, Donald and Miller, with a value of $145,000, which was pro-rated for those directors who served less than the full fiscal year. Due to the timing of the grant of the Restricted Stock Units, certain directors received awards with a grant date fair value that exceeded $145,000 as detailed below. These Restricted Stock Units became 100% vested on February 27, 2021.
See “Executive Compensation—Incentive Plans” for additional information regarding the Restricted Stock Unit Plan (as defined herein).
The members of our board of directors received compensation for their service on our board of directors during fiscal 2020, as set forth in the table below.
Name	Fees earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Current Directors
Sharon Allen	171,190	190,481	—	361,671
Shant Babikian(2)	—	—	—	—
Steven A. Davis	179,167	190,481	—	369,648
Jim Donald(3)	1,000,000	—	—	1,000,000
Kim Fennebresque	190,000	190,481	—	380,481
Allen M. Gibson	153,274	190,481	—	343,755
Hersch Klaff	105,587	133,537	—	239,124
Jay L. Schottenstein	100,361	133,537	—	233,898
Alan Schumacher	181,190	190,481	—	371,671
Brian Kevin Turner	170,357	190,481	—	360,838
Mary Elizabeth West(4)	61,979	53,581	—	115,560
Scott Wille(4)	70,551	58,720	—	129,271
Former Directors
Dean Adler	—	—	—	—
Leonard Laufer	118,839	133,537	—	252,376
Robert Miller	1,200,000	—	51,894(5)	1,251,894
Lenard Tessler	55,208	133,537(6)	—	188,745
(1)
Reflects the grant date fair value calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of the award required to be reported herein differed from the approved value used to determine the total award granted to each of these directors.

(2)	Mr. Babikian elected not to receive any compensation for service on the board of directors.
(3)	As of February 27, 2021, Mr. Donald held 1,606,958 unvested RSUs.
(4)	Ms. West’s and Mr. Wille’s director fees and equity awards were pro-rated based on their respective dates of appointment to the board of directors.
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(5)	Represents the aggregate incremental cost to us for personal use of our aircraft.
(6)	Mr. Tessler forfeited his award upon his resignation from the board of directors on October 14, 2020.
Communications with the Board of Directors
Stockholders may initiate in writing any communication with our board of directors or any individual director by sending the correspondence to our General Counsel, Juliette W. Pryor c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho, 83706. This centralized process assists our board of directors in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel shall initially review and compile all such communications and may summarize such communications prior to forwarding to the appropriate party.
The General Counsel will not forward communications that are not relevant to the duties and responsibilities of the board of directors, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Director Nomination Process
Minimum Qualifications of Directors
The Governance, Compliance and ESG Committee of the board of directors is responsible for facilitating director assessments, identifying skills and expertise that candidates should possess, and screening, selecting and recommending candidates for approval by the board of directors. The Governance, Compliance and ESG Committee may solicit recommendations for nominees from other members of the board and management. Our Governance, Compliance and ESG Committee may also retain professional search firms to identify candidates. While the Governance, Compliance and ESG Committee does not maintain a formal policy for considering nominees, the Governance, Compliance and ESG Committee seeks to identify as candidates for director persons with a reputation for and record of integrity and good business judgment. The Governance, Compliance and ESG Committee considers the nature of the expertise and experience required for the performance of the duties of a director of the Company, and such matters as the candidate’s relevant business and industry experience, professional background, age, current employment, community service and other board service. The Governance, Compliance and ESG Committee shall also consider the racial, ethnic and gender diversity of the board of directors.
Nomination Rights and Support Obligations under Certain Agreements
Stockholders’ Agreement
As of June 25, 2020, we entered into a stockholders agreement with our Sponsors (the “Stockholders’ Agreement”). The Stockholders’ Agreement provides for designation rights for the Sponsors to nominate directors to our board of directors. Pursuant to the Stockholders’ Agreement, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. If Cerberus (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding common stock, it shall have the right to designate two directors to our board of directors. If Cerberus (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty, L.P. (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores Corp. (or a permitted transferee or assignee) owns at least 5% of our then-outstanding common stock, it shall have the right to designate one director to our board of directors. Each Sponsor will agree to vote the common stock owned by them in favor of each other Sponsor’s nominees to the board of directors.
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Amended and Restated Investment Agreement
On May 20, 2020, we entered into an investment agreement, which was amended and restated on June 9, 2020 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Investment Agreement”), with certain investors (the “Preferred Investors”) led by funds managed, advised or controlled by affiliates of Apollo Global Management, Inc. (“Apollo”), relating to the sale and issuance of $1.75 billion aggregate liquidation preference of Series A preferred stock or Series A-1 preferred stock, par value $0.01 per share (“Series A-1 preferred stock” and together with the Series A preferred stock, the “Convertible Preferred Stock”). Pursuant to the Investment Agreement, from and after such time as (i) it is lawful under Section 8 of the Clayton Antitrust Act of 1914 for the stockholders affiliated with Apollo (the “Apollo Preferred Investors”), to designate a director to our board of directors and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of our voting securities expires or is terminated with respect to the Apollo Preferred Investors, and so long as the Apollo Preferred Investors and their affiliates hold at least 25% of the Convertible Preferred Stock issued to the Apollo Preferred Investors on June 9, 2020 (or 25% of the shares of common stock issuable upon conversion of the Convertible Preferred Stock (the “Conversion Shares”)), the Apollo Preferred Investors will have the right to designate one director to our board of directors.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Stockholders wishing to include a proposal for stockholder consideration in our 2022 proxy statement or bring business before our annual meeting of stockholders in 2022 must send notice to our Corporate Secretary at our principal executive offices at 250 Parkcenter Blvd., Boise, Idaho 83706 by registered, certified or express mail and provide the required information and follow the other procedural requirements described below.
Stockholder Proposals for Inclusion in our 2022 Proxy Statement
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2022 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by our Corporate Secretary at the address set forth above no later than the close of business on February 24, 2022. If the date of our 2022 annual meeting is more than 30 days before or after August 5, 2022, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
Other Stockholder Proposals or Nominations for Presentation at the 2022 Annual Meeting
Our bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our board of directors at an annual meeting of stockholders. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8 or to nominate one or more persons for election to our board of directors, the stockholder must deliver a written notice to our Corporate Secretary at the address above and provide the information required by the provisions of our bylaws dealing with stockholder proposals or director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than May 6, 2022 and no earlier than April 7, 2022. The requirements for such stockholder’s notice are set forth in our bylaws, which are publicly available at: https://www.sec.gov/Archives/edgar/data/0001646972/000119312520184012/d948678dex33.htm.
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Candidates proposed by stockholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the Governance, Compliance and ESG Committee under criteria similar to the evaluation of other candidates set forth above in “Board of Directors-Director Nomination Process-Minimum Qualifications of Directors.” Candidates submitted this way may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Governance, Compliance and ESG Committee’s decision.
Certain stockholders have director nomination rights pursuant to our Stockholders’ Agreement and Amended and Restated Investment Agreement. See “Board of Directors-Director Nomination Process-Nomination Rights and Support Obligations under Certain Agreements” above for more information.
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AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit and Risk Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon.
In the performance of its oversight function, the Audit and Risk Committee reviewed and discussed our audited financial statements and reporting process for the fiscal year ended February 27, 2021. In addition, the Audit and Risk Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Risk Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit and Risk Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether any non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence. Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Risk Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021 filed with the SEC.
Audit and Risk Committee

Steven A. Davis Kim Fennebresque Alan Schumacher
The foregoing report of the Audit and Risk Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.
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COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee

Sharon Allen
Kim Fennebresque Jay L. Schottenstein Brian Kevin Turner Mary Elizabeth West
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.
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COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE SUMMARY
Fiscal 2020 Financial and Operational Highlights
Throughout an unprecedented year, the Company remained steadfast in its commitment to take care of our customers, our communities and each other during the crisis brought on by the COVID-19 pandemic. Despite the impact of the pandemic on our business, our associates delivered outstanding results as we continued our transformation of being more than just a great grocer.
Our fiscal 2020 financial and operating results demonstrated how we can transform our business in real time. Our investments in technology and people allowed us to satisfy significant growth in customer demand for in-person shopping, delivery and drive up and go services. In addition, we rolled out and scaled up our digital solutions across the Company. In response to customer demand, we expanded our delivery capabilities to reach approximately 90% of our customer base and we reached 1,420 Drive Up & Go stores for customer purchase online and pick up at store.
As discussed in our 2020 Annual Report, our fiscal 2020 results reflect year-over-year improvement in many of our key operating and financial metrics. These results illustrate our continued commitment to our strategy of:
•	Increasing growth through in-store excellence and improving our digital and omnichannel capabilities.
•	Enhancing our productivity to reinvest cash in the business, help offset inflation and drive earnings growth.
•	Accelerating our technology initiatives throughout the business.
•	Adding talent to the best team in the business and focusing on our culture.
Additional financial and operating highlights for fiscal 2020 include:
•	Identical sales growth of 16.9% and nearly $70 billion in total sales	•	Net income per Class A common share of $1.47 and Adjusted net income per Class A common share of $3.24*
•	Reduced debt balance by approximately $400 million	•	Over $500 million in savings from productivity initiatives
•	Digital sales growth of 258%	•	Added 1,200 new items to our Own Brands portfolio
•	The Albertsons Companies Foundation and the Company gave $260 million in food and financial support, including approximately $95 million through our Nourishing Neighbors Program	•	Membership in our just for U loyalty program increased more than 20%, reaching 25.4 million members
•	Completed 409 store remodels and opened nine new stores	•	Acquired 27 stores operated by Kings Food Markets and Balducci's Food Lovers Market
•	Completed new ESG materiality assessment and updated strategy and focus areas	•	Pledged $5 million to organizations supporting social justice
*	Adjusted net income per Class A common share is a Non-GAAP Measure. For a reconciliation please see pages 52-54 of our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.
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Fiscal 2020 Executive Compensation Program Highlights
Our general compensation philosophy is to provide programs that attract, retain and motivate our executive officers who are critical to our long-term success. This compensation program is built with these considerations:
•	Align compensation with our performance by tying a significant portion of each executive’s compensation to quantifiable performance goals.
•	Use performance metrics that are directly related to our financial and business performance and are structured with our long-term strategy and financial and operating plans in mind.
•	Provide competitive compensation package to our executive officers to attract and retain talent.
•
Design our compensation programs to align executive officer interests with the long-term interests of our stockholders by providing equity incentives that are earned over multiple years and promote retention.

As discussed in the Compensation Discussion and Analysis, the design of our compensation program and our overall performance in fiscal 2020 resulted in our executive officers receiving annual cash bonuses that exceeded the target set for those awards and earned performance-based equity awards above target levels as well.
We believe our compensation decisions are consistent with a number of best practices in executive compensation design, which can be summarized as follows:
	What We Do		What We Don’t Do
✔	We design our compensation program to pay based on our Company financial and operating performance	✗	We don’t provide high levels of fixed compensation
✔	We evaluate risk in light of our compensation programs	✗	We don’t provide for automatic salary increases
✔	We cap the amount of our annual cash bonuses at 2x of target	✗	We don’t use metrics unrelated to our operational goals
✔	We use a variety of equity incentive structures to promote performance and retention	✗	We don’t use any financial or operational metric that promotes undue risk
✔	We consult with our largest stockholders regarding compensation practices	✗	We don’t provide excessive perquisites
✔	We have a recoupment or “clawback” policy	✗	We don’t pay above market returns on any deferred compensation plan
✔	We maintain robust stock ownership guidelines	✗	We don’t maintain defined benefit pension plans for our executive officers
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COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE COMPENSATION INFORMATION
This Compensation Discussion and Analysis is designed to provide an understanding of our compensation philosophy and objectives, compensation-setting process, and the compensation of our Named Executive Officers during fiscal 2020 (“NEOs”). Our NEOs for fiscal 2020 were:
•	Vivek Sankaran, our President and Chief Executive Officer;
•	Robert B. Dimond, our Executive Vice President and Chief Financial Officer;
•	Susan Morris, our Executive Vice President and Chief Operations Officer;
•	Juliette W. Pryor, our Executive Vice President and General Counsel; and
•	Christine Rupp, our Executive Vice President and Chief Customer and Digital Officer.
Except as otherwise noted, in this Compensation Discussion and Analysis and accompanying compensation tables, all share numbers and awards have been converted to post-IPO share numbers for ease of comparison.
Compensation Philosophy and Objectives
Our general compensation philosophy is to provide programs that attract, retain and motivate our executive officers who are critical to our long-term success. We strive to provide a competitive compensation package to our executive officers to reward achievement of our business objectives and align their interests with the interests of our stockholders. We have sought to accomplish these goals through a combination of short- and long-term compensation components that are linked to our annual and long-term business objectives and strategies. To focus our executive officers on the fulfillment of our business objectives, a significant portion of their compensation is performance-based.
The Role of the Compensation Committee
The Compensation Committee is responsible for determining the compensation of our executive officers. The Compensation Committee’s responsibilities include determining and approving the compensation of the Chief Executive Officer and reviewing and approving the compensation of all other executive officers.
Compensation Setting Process
Our board of directors has delegated to the Compensation Committee responsibility for administering our executive compensation programs. As part of the administration of our executive compensation programs, the Chief Executive Officer provides the Compensation Committee with his assessment of the other NEOs’ performance and other factors used in developing his recommendation for their compensation, including salary adjustments, cash incentives and equity grants.
We have engaged a compensation consultant to provide assistance in determining the compensation of our executive officers. Such assistance may include establishing a peer group and formal benchmarking process to ensure that our executive compensation program is competitive and offers the appropriate retention and performance incentives.
Components of the NEO Compensation Program for Fiscal 2020
We use various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating value, commensurate with our results, and aligns with our business strategy. Set forth below are the key elements of the compensation program for the NEOs for fiscal 2020:
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Element	Overview of Element	Objective of Element	Other Factors Influencing Element
Base Salary	Fixed amount of cash compensation	Sets base compensation amount to retain NEO and influences target for annual cash bonus program	NEO’s role, responsibilities, experience, expertise and individual performance
Corporate Management Bonus Plan (Annual Cash Bonus Program)	Quarterly Bonus based on division performance	Encourages superior performance for our store divisions on a quarter by quarter basis	Target bonus opportunity is based on factors discussed under Base Salary above
	Annual Bonus based on Company performance	Encourages strategic performance initiatives for our Company and drives overall Company performance
Long-Term Incentive Award Program	Time-Based RSU Awards	Aligns NEO interests with stockholder interests and promotes retention	Target value of long-term incentive program is based on experience, role and individual performance
	Performance-Based RSU Awards	Encourages key performance metrics and designed for long-term value creation
Other elements of our compensation program include severance protection, business-related perquisites and benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans and disability plans. We also occasionally provide cash bonuses to reflect superior individual performance or new roles and responsibilities, to attract new hires or to compensate new hires for amounts forfeited from their previous employer.
Base Salary
We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the NEOs are determined on the basis of each executive’s role and responsibilities, experience, expertise and individual performance. Our NEOs are not eligible for automatic annual salary increases and, in fiscal 2020, our NEO’s base salaries were unchanged from fiscal 2019:
Name	Fiscal 2020 Annual Base Salary ($)
Vivek Sankaran	1,500,000
Robert B. Dimond	850,000
Susan Morris	900,000
Juliette W. Pryor(1)	725,000
Christine Rupp	750,000
(1)	Ms. Pryor commenced employment on June 15, 2020.
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Annual Cash Bonus Programs
Performance-Based Bonus Plans
We recognize that our NEOs shoulder responsibility for supporting our operations and achieving positive financial results. Therefore, we believe that a substantial percentage of each NEO’s annual compensation opportunity should be tied directly to the achievement of financial performance goals that impact our critical business initiatives.
Overview of 2020 Bonus Plan
All of the NEOs participated in our Corporate Management Bonus Plan established for fiscal 2020 (the “2020 Bonus Plan”). Consistent with our bonus plan for fiscal 2019, the 2020 Bonus Plan consisted of two evenly-weighted components, a quarterly division bonus plan (“Quarterly Division Bonus”) and annual corporate bonus plan (“Annual Corporate Bonus”).
2020 Bonus Plan
Quarterly Division Bonus		Annual Corporate Bonus
•	Determined by the quarterly performance of our divisions.	•	Determined by the Adjusted EBITDA of the Company during fiscal 2020.
•	Based on EBITDA of the division, subject to threshold performance and maximum performance.	•	Structure and payouts are subject to threshold performance and maximum performance.
•	Paid quarterly.	•	Paid annually.
50% of total annual cash bonus opportunity		50% of total annual cash bonus opportunity
We selected EBITDA and Adjusted EBITDA as the performance metrics for the 2020 Bonus Plan as we believe that EBITDA and Adjusted EBITDA are closely-watched operating metrics by our stockholders and the investment community and align our NEOs’ interests with our stockholders’ interests. EBITDA and Adjusted EBITDA are Non-GAAP Measures. For a reconciliation please see pages 52-54 of our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.
The goals set under the 2020 Bonus Plan were designed to be challenging and difficult to achieve, but still within a realizable range so that achievement was both uncertain and objective. We did not adjust the goals during fiscal 2020 as a result of the impact of COVID-19. We believe that the overall design of the 2020 Bonus Plan helps drive quarter to quarter performance and the overall annual performance of our Company.
Each NEO’s target bonus opportunity for fiscal 2020 under the 2020 Bonus Plan was set at 100% of the NEO’s annual base salary, except for our CEO’s target which is set at 150%. We believe that the target bonus opportunity for our NEOs is appropriate based on their positions and responsibilities, as well as their individual ability to impact our financial performance, and places a proportionately larger percentage of total annual pay for our NEOs at risk based on our performance.
Quarterly Division Bonus
Quarterly Target Amount. Our Quarterly Division Bonus comprises 50% of each NEO’s target bonus opportunity. Each NEO’s quarterly bonus opportunity (“Quarterly Target Amount”) is determined by multiplying the target bonus for the Quarterly Division Bonus by approximately 25% (the number of weeks in the applicable quarter divided by the number of weeks in the year).
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Quarterly Performance Modifier. At the beginning of each fiscal quarter, the management of each division participating in the 2020 Bonus Plan, with approval from our corporate management, established the division’s EBITDA goal for the applicable fiscal quarter with threshold, plan, target and maximum goals.
After the end of the fiscal quarter, our corporate finance team calculated the financial results for each retail division to determine the modifier for that quarter (“Quarterly Performance Modifier”). A division earned between 0% to 100% of the Quarterly Target Amount for achievement of EBITDA for the fiscal quarter between the threshold and target levels. If the division exceeded 100% of target EBITDA for a fiscal quarter, the amount in excess of target EBITDA would be earned in proportion to the maximum goals, subject to a cap based on achievement of division sales goals for such fiscal quarter. The maximum bonus opportunity for each fiscal quarter under the Quarterly Division Bonus was 200% of the applicable Quarterly Target Amount. No amount would be payable for an applicable fiscal quarter if results for that quarter fell below established threshold levels. We believe that having a maximum cap encourages good judgment by the NEOs, promotes responsible risk management procedures, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.
Quarterly Division Bonus Earned. The Compensation Committee determines the Quarterly Performance Modifier for each fiscal quarter and pays out the applicable Quarterly Division Bonus after the conclusion of each quarter.
The Quarterly Division Bonus Program is summarized below. The total Quarterly Division Bonus is reported below.

Quarterly Target Amount (weeks in quarter / 52 weeks)	X	Quarterly Performance Modifier (0% to 200%)	=	Quarterly Division Bonus Earned (Earned in each quarter)
↓		↓		↓
Determined by multiplying the 50% target bonus opportunity by ~25%		Compared quarterly EBITDA target to quarterly EBITDA performance		Each quarter is independent of each other quarter

Quarter 1 Bonus Earned	+	Quarter 2 Bonus Earned	+	Quarter 3 Bonus Earned	+	Quarter 4 Bonus Earned	=	Total Quarterly Division Bonus

Based on the performance of the divisions in each fiscal quarter, the NEOs each earned approximately 186% of their target bonus for the Quarterly Division Bonus in fiscal 2020.
Annual Corporate Bonus. The Annual Corporate Bonus component was based on achievement versus an annual Adjusted EBITDA target for fiscal 2020 of $2,900 million. Amounts under the Annual Corporate Bonus could be earned above or below the target level. The threshold level above which a percentage of the Annual Corporate Bonus could be earned was 90% of the Adjusted EBITDA target and 100% of the Annual Corporate Bonus could be earned at achievement of 100% of the Adjusted EBITDA target, with interim percentages earned for achievement between levels. If achievement exceeded 100% of the Adjusted EBITDA target, 10% of the excess Adjusted EBITDA would be added to the bonus pool, but payout was capped at 200% on the Annual Corporate Bonus component of the NEO’s target bonus opportunity for fiscal 2020. Similar to the
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Quarterly Division Bonus program, we believe that having a maximum cap encourages good judgment by the NEOs, promotes responsible risk management procedures, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.
Our Adjusted EBITDA of $4,524 million in fiscal 2020 exceeded 200% of the target goal. Consequently, the Compensation Committee determined that 200% of the Annual Corporate Bonus component, or the maximum amount, of each NEO’s fiscal 2020 target bonus opportunity was earned.
The NEOs earned the following amounts under the 2020 Bonus Plan:
Name	Target Bonus For Fiscal 2020 ($)	Aggregate Quarterly Division Bonus for Fiscal 2020 Earned ($)	Annual Corporate Bonus for Fiscal 2020 Earned ($)	Aggregate Bonus for Fiscal 2020 Earned ($)
Vivek Sankaran	2,250,000	2,093,244	2,250,000	4,343,244
Robert B. Dimond	850,000	790,781	850,000	1,640,781
Susan Morris	900,000	837,298	900,000	1,737,298
Juliette W. Pryor(1)	515,865	465,355	515,865	981,220
Christine Rupp	750,000	697,748	750,000	1,447,748
(1)	Ms. Pryor commenced employment on June 15, 2020.
Special Bonuses
In addition to the annual cash incentive program, we may from time to time pay our NEOs discretionary bonuses as determined by the board of directors or the Compensation Committee to reflect superior individual performance, to recognize new roles and responsibilities, to attract new hires or to compensate new hires for amounts forfeited from their previous employer.
As discussed under “Employment Agreements— Employment Agreement with Vivek Sankaran” Mr. Sankaran earned $2,500,000 in connection with a sign-on retention award that was paid on April 25, 2020.
In connection with the hiring of Ms. Pryor in 2020, Ms. Pryor received a sign-on retention award of $3.25 million consisting of three separate payments - $1.5 million was paid within thirty days of the commencement of her employment, $875,000 was paid on June 15, 2021 and, subject to her continued employment, $875,000 is payable on June 15, 2022.
Ms. Rupp received a retention bonus payment of $500,000 on December 1, 2020.
Long-Term Incentive Award Programs
Development of Our Equity Incentive Plans
The Company maintains the Albertsons Companies, Inc. Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”), which was previously named the “Albertsons Companies, Inc. Phantom Unit Plan” (the “Phantom Unit Plan”). Prior to being amended and restated, the Phantom Unit Plan provided for grants of “Phantom Units” to certain employees, directors and consultants. Each Phantom Unit provided a participant with a contractual right to receive, upon vesting, equity in each of the Company’s former parents, Albertsons Investor Holdings LLC (“Albertsons Investor”) and KIM ACI, LLC (“KIM ACI”), consisting of one management incentive unit in Albertsons Investor and one management incentive unit in KIM ACI. Upon the amendment and restatement of the Phantom Unit Plan as the Restricted Stock Unit Plan, all outstanding awards of Phantom Units were converted to awards of Restricted Stock Units under
30	Albertsons Companies, Inc. 2021 Proxy Statement

the Restricted Stock Unit Plan, subject to substantially identical terms and conditions as applied prior to the conversion. No changes to vesting conditions or the fair value of the award occurred as a result of the conversion. All share disclosures within this Proxy Statement are presented on a post-IPO conversion basis. Upon vesting, an award of Restricted Stock Units will be settled in shares of our common stock.
On May 5, 2020, we adopted the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan became effective upon our IPO. A maximum of 43,563,800 shares of our common stock may be issued or transferred pursuant to awards under the Omnibus Plan. The number of shares of our common stock available under the Omnibus Plan will be reduced by one share for each share issued under an award. During fiscal 2020, we granted Restricted Stock Units under the Omnibus Plan.
CEO Award Structure
As discussed under “Employment Agreements—Employment Agreement with Vivek Sankaran” Mr. Sankaran was granted equity awards in 2019 that were intended to cover his initial employment term. As a result, Mr. Sankaran was not granted any equity awards in fiscal 2020, but had the ability to earn shares of restricted stock based on our fiscal 2020 performance.
Time-Based Restricted Stock Unit Awards
During fiscal 2020, our NEOs, with the exception of Mr. Sankaran, were awarded Restricted Stock Units. The RSUs vest based on the NEO’s continued service in one-third installments at the end of each of fiscal 2020, fiscal 2021 and fiscal 2022 (collectively, the “Time-Based RSUs”), other than Ms. Pryor’s awards. Following a change of control, if an NEO’s employment is terminated by us without “cause” or due to the NEO’s death or disability, all Time-Based RSUs not previously forfeited would become 100% vested.
The number of Time-Based RSUs granted to each NEO are set forth below under the “Grants of Plan Based Awards in Fiscal 2020” table on page 41.
Performance-Based Restricted Stock Unit Awards
2020 Performance-Based Restricted Stock Unit Awards. In fiscal 2020, we awarded performance-based RSUs to our NEOs, other than Mr. Sankaran (the “Performance-Based RSUs”). The Performance-Based RSUs specify a target number of RSUs subject to the award but the actual number of total RSUs for which the NEO can earn is based on the separate achievement of specified performance criteria in fiscal 2020, fiscal 2021 and fiscal 2022, respectively. The vesting of the awards is generally subject to continued employment through the end of fiscal 2022. Any RSUs not earned at the end of a fiscal year as a result of the performance criteria not being met would be automatically forfeited.
With respect to fiscal 2020, the NEO may earn between 0% and 200% of one-third of the total target number of Performance-Based RSUs based on our achievement of our annual Adjusted EBITDA target for such fiscal year in accordance with the schedule below:
Fiscal 2020 Adjusted EBITDA Target Achievement	Percentage of Target Number of RSUs Earned
95%	75%
100%	100%
120%	120%
146.667%	200%
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If we achieve less than 95% of our annual Adjusted EBITDA target for fiscal 2020, an NEO will not earn any Performance-Based RSUs for fiscal 2020. For performance between 95% and 100% and 100% and 120% of our annual Adjusted EBITDA target, the number of RSUs earned for fiscal 2020 is determined by interpolation on a straight-line basis. With respect to fiscal 2020, performance above 120% of our annual Adjusted EBITDA target would entitle an NEO to 120% of the target number of RSUs plus an additional 3% of the target number of Performance-Based RSUs for each 1% our annual Adjusted EBITDA target exceeds 120% (with the number of RSUs earned for achievement between each 1% increase in Adjusted EBITDA being determined by interpolation on a straight-line basis), up to a maximum of 200% of the target number of RSUs for fiscal 2020. Performance-Based RSUs with respect to future periods can be earned in accordance with the schedule below:
Fiscal 2021 and Fiscal 2022 Adjusted EBITDA Target Achievement	Percentage of Target Number of RSUs Earned
Less Than 85%	0%
85%	50%
100%	100%
110% or More	200%
The Adjusted EBITDA target for fiscal 2020 was $2,900 million for the Performance-Based RSUs. Based on our Adjusted EBITDA of $4,524 million in fiscal 2020, the NEOs earned 200% of the target awards for fiscal 2020.
2018 and 2019 Performance-Based Restricted Stock Unit Awards. During fiscal 2018 and fiscal 2019, we awarded performance-based RSUs to Mr. Dimond and Mses. Morris and Rupp (the “2018 and 2019 Performance-Based RSUs”). Each award specifies a target number of RSUs, but the actual number of total RSUs for which the NEO can become vested is based on the separate achievement of specified performance criteria in fiscal 2019, fiscal 2020 and fiscal 2021. The vesting of the awards is generally subject to continued employment through the end of fiscal 2021.
With respect to each of the fiscal years, the NEO may earn between 0% and 120% of one-third of the total target number of 2018 and 2019 Performance-Based RSUs, subject to the award based on our achievement of our annual Adjusted EBITDA target for such fiscal year in accordance with the schedule below:
Adjusted EBITDA Target Achievement	Percentage of Target Number of RSUs Earned
95%	75%
100%	100%
120%	120%
If we achieve less than 95% of our annual Adjusted EBITDA target for a fiscal year, an NEO will not earn any RSUs in respect of that fiscal year. For performance between the 95% and 100% and 100% and 120% of our annual Adjusted EBITDA target, the number of RSUs earned each fiscal year is determined by interpolation on a straight-line basis. Any RSUs not earned at the end of a fiscal year as a result of the performance criteria not being met would be automatically forfeited.
The Adjusted EBITDA target for fiscal 2020 was $2,900 million for the 2018 and 2019 Performance-Based RSUs. Based on our Adjusted EBITDA of $4,524 million in fiscal 2020, the applicable NEOs earned 120% of the target awards for fiscal 2020.
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The awards of Performance-Based RSUs in fiscal 2020 and awards earned for fiscal 2020 performance with respect to all outstanding performance-based RSUs is summarized below:
Name	Total Performance- Based RSUs Awarded in Fiscal 2020	Target RSUs Earned for Fiscal 2020 Performance	Additional RSUs Earned for Fiscal 2020 Performance	Total Performance- Based RSUs Earned for Fiscal 2020 Performance
Vivek Sankaran(1)	—	—	—	—
Robert B. Dimond	142,419	101,840	58,346	160,186
Susan Morris	142,419	101,840	58,346	160,186
Juliette W. Pryor(2)	100,654	33,551	33,551	67,102
Christine Rupp	81,382	62,602	34,223	96,825
(1)	Mr. Sankaran was not awarded any equity in fiscal 2020.
(2)	Ms. Pryor commenced employment on June 15, 2020.
Employment Agreements
Employment Agreement with Vivek Sankaran
Term and Renewal Provisions. On March 25, 2019, we entered into an employment agreement with Vivek Sankaran (the “Sankaran Employment Agreement”), effective April 25, 2019 (the “Commencement Date”). The Sankaran Employment Agreement provides for an initial term that expires on the third anniversary of the Commencement Date, and thereafter automatically renews for additional one-year periods unless either party provides written notice at least 120 days prior to the end of the then-current term.
Salary and Bonus. Pursuant to the Sankaran Employment Agreement, Mr. Sankaran is entitled to receive an annual base salary of $1,500,000 and is eligible for an annual bonus targeted at 150% of his base salary. Mr. Sankaran also received a sign-on retention award of $10.0 million, (i) $5 million was paid on the Commencement Date, (ii) $2.5 million was paid on April 25, 2020 and (iii) $2.5 million was paid on April 25, 2021.
Pre-IPO Equity Interests. On his Commencement Date, Mr. Sankaran was granted profits interests consisting of 584,289 Class B-1 Units in Albertsons Investor, 588,315 Class B-1 Units in KIM ACI, 584,289 Class B-2 Units in Albertsons Investor and 588,315 Class B-2 Units in KIM ACI. The aggregate fair value of Mr. Sankaran’s Class B-1 Units and Class B-2 Units in Albertsons Investor and Class B-1 Units and Class B-2 Units in KIM ACI was $19.5 million based on a fair value of the Class B-1 Units and Class B-2 Units in Albertsons Investor of $15.04 per unit and a fair value of the Class B-1 Units and Class B-2 Units in KIM ACI of $1.64 per unit (the different fair values are due to the unequal ownership interests in the Company held by Albertsons Investor and KIM ACI).
Conversion to Restricted Stock. Upon the consummation of our IPO, Mr. Sankaran’s Class B-1 Units converted into 968,391 shares of restricted common stock (the “Time-Based Restricted Stock”) and Mr. Sankaran’s Class B-2 Units converted into 968,391 shares of restricted common stock (the “Performance-Based Restricted Stock”, and together with the Time-Based Restricted Stock, the “Restricted Stock”) of the Company and continue to vest in accordance with the vesting schedule described below.
Terms of Time-Based Restricted Stock.
•	Mr. Sankaran’s Time-Based Restricted Stock will vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of his Commencement Date.
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•
If, prior to a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become vested in the number of Time-Based Restricted Stock that would have vested on the next anniversary of the grant date, prorated based on the number of days of service during the period commencing on the prior anniversary of the grant date and ending on the date of Mr. Sankaran’s termination of employment.

•
If following a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become fully vested in all unvested Time-Based Restricted Stock. If Mr. Sankaran’s employment is terminated by us without “cause” or Mr. Sankaran resigns for “good reason” (as defined in the Sankaran Employment Agreement), Mr. Sankaran will become vested in the Time-Based Restricted Stock that he would have become vested on the next anniversary of the grant date following such termination of employment.

•
If Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the 180-day period immediately prior to a change in control, Mr. Sankaran will become fully vested in the Time-Based Restricted Stock.

•
If Mr. Sankaran’s employment terminates due to our non-renewal of the term, Mr. Sankaran will become vested in any Time-Based Restricted Stock that would have vested during the 13-month period following such termination of employment.

Terms of Performance Restricted Stock
•	Mr. Sankaran’s Performance-Based Restricted Stock are divided into three equal tranches, each of which will vest in installments:
○	The first tranche, consisting of one-third of the Performance-Based Restricted Stock, vests at the end of each of fiscal 2019, fiscal 2020 and fiscal 2021 (“Tranche One”);
○	the second tranche, consisting of one-third of the Performance-Based Restricted Stock, vests at the end of each of fiscal 2020, fiscal 2021 and fiscal 2022 (“Tranche Two”); and
○
the third tranche, consisting of one-third of the Performance-Based Restricted Stock, vests at the end of each of fiscal 2021, fiscal 2022 and fiscal 2023 (“Tranche Three”), in each case based on our attainment of performance criteria for each applicable fiscal year, and in each case subject to Mr. Sankaran’s continued employment with the Company.

•
With respect to each fiscal year, Mr. Sankaran will vest in between 0% and 100% of the Performance-Based Restricted Stock eligible to become vested in that fiscal year based on our achievement of our annual Adjusted EBITDA target for such fiscal year. For Mr. Sankaran to vest in any Performance-Based Restricted Stock in respect of a fiscal year, we must achieve at least 95% of our annual Adjusted EBITDA target for that fiscal year. Performance at 95% of our annual Adjusted EBITDA target will entitle Mr. Sankaran to 75% of the target number of Performance-Based Restricted Stock for such fiscal year. Any Performance-Based Restricted Stock that do not vest at the end of a fiscal year are automatically forfeited.

•
If Mr. Sankaran’s employment is terminated by Mr. Sankaran without good reason: (i) prior to the conclusion of fiscal 2021, Tranche One will be forfeited in its entirety; (ii) prior to the conclusion of fiscal 2022, Tranche Two will be forfeited in its entirety; and (iii) prior to the conclusion of fiscal 2023, Tranche Three will be forfeited in its entirety.

•
If, prior to a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become vested in the number of Performance-Based Restricted Stock that would have vested at the end of the fiscal year in which such termination of employment occurs based on our attainment of performance targets for such fiscal year, prorated

34	Albertsons Companies, Inc. 2021 Proxy Statement

based on the number of days of service during the applicable fiscal year ending on the date of Mr. Sankaran’s termination of employment.
•
If, following a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become fully vested in all unvested Performance-Based Restricted Stock (to the extent not previously forfeited) as if the performance targets for future fiscal years had been fully achieved. If Mr. Sankaran’s employment is terminated by us without cause or by Mr. Sankaran for good reason, Mr. Sankaran will become fully vested in any Performance-Based Restricted Stock that would have become vested at the end of the fiscal year in which such termination occurs, based on the attainment of performance targets for such fiscal year.

•
If Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the 180-day period immediately prior to a change in control, Mr. Sankaran will become fully vested in any unvested Performance-Based Restricted Stock (to the extent not previously forfeited) as if the performance targets for future fiscal years had been fully achieved. If Mr. Sankaran’s employment terminates due to our non-renewal of the term, Mr. Sankaran will become vested in any Performance-Based Restricted Stock that would have vested during the 13-month period following such termination of employment, based on our attainment of performance targets for the fiscal year of such termination.

•
If Mr. Sankaran’s employment terminates due to his death or disability, subject to his (or his legal representative’s, as appropriate) execution of a release, Mr. Sankaran or his legal representative, as appropriate, would be entitled to receive: (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 25% of his base salary; (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date; (iv) payment of the unvested or unpaid portions of his sign-on retention award; and (v) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.

Termination Scenarios
If Mr. Sankaran’s employment is terminated by us without cause or by Mr. Sankaran for good reason, subject to his execution of a release, Mr. Sankaran would be entitled to receive (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 200% of the sum of his base salary plus target bonus; (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date; (iv) payment of the unvested or unpaid portions of his sign-on retention award; and (v) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
If Mr. Sankaran’s employment is terminated due to our election not to renew the term of his employment, subject to his execution of a release, Mr. Sankaran would be entitled to receive: (i) the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination; (ii) a lump sum payment in an amount equal to 200% of the sum of his base salary plus target bonus; and (iii) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
In connection with our repurchase 101,611,736 shares of outstanding common stock from certain pre-IPO stockholders (the “Repurchase”) on June 9, 2020, Mr. Sankaran received a cash distribution of approximately $2.6 million from Albertsons Investor and KIM ACI in respect to the portion of Mr. Sankaran’s Class B-1 Units that became vested in April 2020 and Class B-2 Units that became vested
35	Albertsons Companies, Inc. 2021 Proxy Statement

in February 2020 and as a tax distribution in respect of the portion of Mr. Sankaran’s total allocation attributable to his unvested Class B-1 Units and Class B-2 Units. Mr. Sankaran will be entitled to approximately $4.2 million, the cash distribution in connection with the Repurchase attributable to Mr. Sankaran’s unvested Class B-1 Units and Class B-2 Units in accordance with the same vesting schedule that applies to the Time-Based Restricted Stock and Performance-Based Restricted Stock.
Employment Agreements with other executives
During fiscal 2020, each of Mr. Dimond and Mses. Morris, Pryor and Rupp were subject to a respective employment agreement with the Company (collectively, the “Executive Employment Agreements”). Each Executive Employment Agreement has a term that ends on January 30, 2023 and provides that the respective NEO is entitled to a specified annual base salary and eligibility for an annual bonus targeted at 100% of his or her annual base salary.
If the NEO’s employment terminates due to his or her death or he or she is terminated due to disability, the executive or his or her legal representative, as appropriate, would be entitled to receive a lump sum payment in an amount equal to 25% of his or her base salary. If the NEO’s employment is terminated by us without cause or by the executive for good reason, subject to his or her execution of a release, the executive would be entitled to a lump sum payment in an amount equal to 200% of the sum of his or her base salary plus target bonus and reimbursement of the cost of continuation coverage of group health coverage for a period of 12 months.
For the purposes of each Executive Employment Agreement, cause generally means:
•	conviction of a felony;
•	acts of intentional dishonesty resulting or intending to result in personal gain or enrichment at our expense, or our subsidiaries or affiliates;
•
a material breach of the executive’s obligations under the applicable Executive Employment Agreement, including, but not limited to, breach of the restrictive covenants or fraudulent, unlawful or grossly negligent conduct by the executive in connection with his or her duties under the applicable Executive Employment Agreement;

•	personal conduct by the executive which seriously discredits or damages us, our subsidiaries or our affiliates; or
•	contravention of specific lawful direction from the board of directors.
For the purposes of each Executive Employment Agreement, good reason generally means:
•	a reduction in the base salary or target bonus; or
•
without prior written consent, relocation of the executive’s principal location of work to any location that is in excess of 50 miles from such location on the date of the applicable Executive Employment Agreement.

Deferred Compensation Plan
Our subsidiaries, Albertson’s LLC and New Albertsons L.P., maintain the Albertson’s LLC Makeup Plan and NALP Makeup Plan, respectively (collectively, the “Makeup Plans”). The Makeup Plans are unfunded nonqualified deferred compensation arrangements. Designated employees may elect to defer the receipt of a portion of their base pay, bonus and incentive payments under the Makeup Plans. The amounts deferred are held in a book entry account and are deemed to have been invested by the participant in investment options designated by the participant. Participants are vested in their accounts under the Makeup Plans to the same extent they are vested in their accounts under the 401(k) plan discussed below, except that accounts under the Makeup Plans will become fully vested upon a change of control.
36	Albertsons Companies, Inc. 2021 Proxy Statement

No deferral contributions for a year will be credited, however, until the participant has been credited with the maximum amount of elective deferrals permitted by the terms of the 401(k) plans and/or the limitations imposed by the United States Internal Revenue Code of 1986, as amended (the “Code”). In addition, participants will be credited with an amount equal to the excess of the amount we would contribute to the 401(k) plans as a Company contribution on the participant’s behalf for the plan year without regard to any limitations imposed by the Code based on the participant’s compensation over the amount of our actual Company contributions for the plan year. Generally, payment of the participant’s account under the Makeup Plans will be made in a lump sum following the participant’s separation from service. Participants in the Makeup Plans are unsecured general creditors. Effective December 31, 2018, the Makeup Plans were frozen. The Makeup Plans were replaced by the Albertsons Companies Deferred Compensation Plan effective January 1, 2019, which provides for deferral on substantially the same terms as the Makeup Plans.
In addition to the Makeup Plans, our subsidiary, Safeway, maintained the Safeway Executive Deferred Compensation Program II (the “Safeway Plan” and together with the Makeup Plans and Albertsons Companies Deferred Compensation Plan, the “Deferred Compensation Plans”), which was an unfunded nonqualified deferred compensation arrangement. The Safeway Plan was replaced by the Albertsons Companies Deferred Compensation Plan effective January 1, 2019.
For fiscal 2020, Messrs. Sankaran and Dimond and Mses. Morris, Pryor and Rupp were eligible to participate in the Albertsons Companies Deferred Compensation Plan. For fiscal 2020, Mr. Dimond and Ms. Morris were the only participants in the Deferred Compensation Plans. See the table entitled “Nonqualified Deferred Compensation” below for information with regard to the participation of the NEOs in the Deferred Compensation Plans.
401(k) Plan
The Albertsons Companies 401(k) Plan (the “ACI 401(k) Plan”) permits eligible employees to make voluntary, pre-tax employee contributions and/or voluntary after-tax Roth contributions up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution equal to a pre-determined percentage of an employee’s contributions, subject to applicable tax limitations. Eligible employees who elect to participate in the ACI 401(k) Plan are generally 50% vested upon completion of two years of service and 100% vested after three years of service in any discretionary matching contribution, and fully vested at all times in their employee contributions. For the 2020 plan year, our board of directors set a matching contribution rate equal to 65% of an employee’s contribution up to 7% of base salary.
Other Benefits
The NEOs participate in the health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. We also maintain a relocation policy applicable to employees who are required to relocate their residence. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business.
Perquisites
Except as otherwise noted below, the NEOs generally are not entitled to any perquisites that are not otherwise available to all of our employees.
Mr. Sankaran is entitled to the use of our corporate aircraft for up to 50 hours per year for himself, his family members and guests at no cost to him, other than the payment of income tax on such usage at the lowest permissible rate. Other executives, generally those with the title of executive vice president or above, may request the personal use of a Company-owned aircraft subject to availability.
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For fiscal 2020, Mr. Dimond and Mses. Morris, Pryor and Rupp were eligible for financial and tax planning services up to a maximum annual amount of $8,000 and were eligible for an executive physical.
Stock Ownership Guidelines and Hedging/Pledging
To more closely align the interests of senior management with the interests of our stockholders, the board of directors has adopted stock ownership guidelines. These guidelines require certain senior executives to acquire and hold a minimum dollar value of our common stock as set forth below:
Employee Level	Applicable Multiple
Chief Executive Officer	6x base salary
Executive Vice President	3x base salary
Senior Vice Presidents and Division Presidents	1x base salary
All covered individuals are expected to achieve the target level within five years from the later of June 30, 2020 or appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 50% of common stock issued pursuant to performance units earned, shares received and upon the vesting of restricted stock and upon the vesting and settlement of restricted stock units, except those necessary to pay applicable taxes using a tax rate based on the maximum marginal federal, state and local employment and income tax rates applicable to the covered individual. Hedging and pledging of our common stock may be prohibited in accordance with (i) any “lock-up” agreements that the individual may have entered into with us, (ii) under our insider trading policy or (iii) as may be prohibited by the terms of any other agreement with us.
Recoupment Policy
We have a recoupment and forfeiture policy which provides that if an executive officer at the level of Senior Vice President or higher received an annual cash incentive or a long-term cash incentive in an amount higher than otherwise would have been paid upon restated financial results or based upon the recalculation of performance achieved, as determined by the Compensation Committee, then the executive, upon demand from the Compensation Committee, will reimburse us for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by us within the three-year period prior to the detection of the error.
Risk Mitigation
Our Compensation Committee has assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.
Impact of Accounting and Tax Matters
As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation in light of ASC 718.
38	Albertsons Companies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows the compensation earned or received during fiscal 2020, fiscal 2019 and fiscal 2018 by each of the NEOs (as determined pursuant to the Securities and Exchange Commission’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Vivek Sankaran President and Chief Executive Officer	2020	1,500,000	2,500,000	—	4,343,244	140,091	8,483,335
	2019	1,280,769	5,000,000	19,505,086	2,617,239	541,798	28,944,892
Robert B. Dimond Executive Vice President and Chief Financial Officer	2020	850,000	—	4,598,031	1,640,781	58,088	7,146,900
	2019	866,346	—	—	1,170,014	34,978	2,071,338
	2018	800,962	76,495	2,515,008	508,674	52,200	3,953,339
Susan Morris Executive Vice President and Chief Operations Officer	2020	900,000	91,597	4,598,031	1,737,298	60,340	7,387,266
	2019	917,308	135,105	—	1,238,838	45,179	2,336,430
	2018	867,308	131,151	2,515,008	550,256	41,276	4,104,999
Juliette W. Pryor Executive Vice President and General Counsel	2020	515,865	1,500,000	2,814,286	981,220	5,000	5,816,370
Christine Rupp Executive Vice President and Chief Customer and Digital Officer	2020	750,000	500,000	2,627,472	1,447,748	136,085	5,461,305
	2019	184,615	1,500,000	2,819,320	243,881	62,743	4,810,559
(1)	Reflects a 52-week year ended February 27, 2021, a 53-week year ended February 29, 2020 and a 52-week year ended February 23, 2019.
(2)
Reflects retention bonuses, sign-on bonuses and tax bonuses paid to the NEOs, as set forth in the table below. Tax bonuses equal to 4% of the fair market value of the common stock were paid to certain of the NEOs in fiscal 2020, fiscal 2019 and fiscal 2018 in connection with the vesting of Restricted Stock Units.

Name	Fiscal Year	Retention Bonus ($)	Sign On Bonus ($)	Tax Bonus ($)
Vivek Sankaran	2020	2,500,000	—	—
	2019	—	5,000,000	—
Robert B. Dimond	2020	—	—	—
	2019	—	—	—
	2018	—	—	76,495
Susan Morris	2020	—	—	91,597
	2019	—	—	135,105
	2018	21,875	—	109,276
Juliette W. Pryor	2020	—	1,500,000	—
Christine Rupp	2020	500,000	—	—
	2019	—	1,500,000	—
(3)
Reflects the fair value of the (a) Restricted Stock granted to Mr. Sankaran in fiscal 2019 and (b) the RSUs granted to Mr. Dimond and Ms. Morris in fiscal 2018 and fiscal 2020, to Ms. Rupp in fiscal 2019 and fiscal 2020 and to Ms. Pryor in fiscal 2020. See Note 10—Equity-Based Compensation in our audited consolidated and combined financial statements included in our 2020 Annual Report for a discussion of the assumptions used in the valuation of such awards. Assuming the maximum level of performance achievement for the Performance-Based RSUs, as detailed below under the “Grants of Plan Based Awards in Fiscal 2020” table, the aggregate values of the Performance-Based RSUs for our NEOs are, respectively: Mr. Dimond, $4,597,285; Ms. Morris, $4,597,285; Ms. Pryor, $2,814,285; and Ms. Rupp, $2,627,011.

(4)	Reflects amounts paid to the NEOs under our bonus plan for the applicable fiscal year. For a discussion of the bonus plans in 2020 see “—Compensation Discussion and Analysis— Annual Corporate Bonus”
39	Albertsons Companies, Inc. 2021 Proxy Statement

(5)	A detailed breakdown of “All Other Compensation” is provided in the table below:
Name	Fiscal Year (1)	Aircraft ($)(a)	Relocation ($)(b)	Life Insurance ($)	Other Payments ($)	Financial/ Tax Planning ($)	Deferred Compensation Plan Company Contribution ($)(c)	401(k) Plan Company Contribution ($)	Total ($)
Vivek Sankaran	2020	127,540	1,292	11,259	—	—	—	—	140,091
Robert B. Dimond	2020	—	—	1,965	—	3,440	50,001	2,682	58,088
Susan Morris	2020	—	—	1,115	—	2,400	51,138	5,687	60,340
Juliette W. Pryor	2020	—	—	—	—	5,000	—	—	5,000
Christine Rupp	2020	—	136,085	—	—	—	—	—	136,085
(a)	Represents the aggregate incremental cost to us for personal use of our aircraft.
(b)	Reflects amounts paid in relocation assistance and any applicable tax gross-ups on such amounts.
(c)
Reflects our contributions to the NEO’s Deferred Compensation Plan account in an amount equal to the excess of the amount we would contribute to the ACI 401(k) Plan as a Company contribution on the NEO’s behalf for the plan year without regard to any limitations imposed by the Code based on the NEO’s compensation over the amount of our actual contributions to the ACI 401(k) Plan for the plan year.

40	Albertsons Companies, Inc. 2021 Proxy Statement

Grants of Plan Based Awards in Fiscal 2020
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name/Award	Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Units (#)(4)	Fair Value of Stock Awards ($)(5)
Vivek Sankaran	AB	—	—	2,250,000	4,500,000	—	—	—	—	—
Robert B. Dimond	AB	—	—	850,000	1,700,000	—	—	—	—	—
	PBRSU	5/14/2020	—	—	—	83,078	142,419	284,838	—
	TBRSU	5/14/2020	—	—	—	—	—	—	142,414	2,298,975
Susan Morris	AB	—	—	900,000	1,800,000	—	—	—	—	—
	PBRSU	5/14/2020	—	—	—	83,078	142,419	284,838	—
	TBRSU	5/14/2020	—	—	—	—	—	—	142,414	2,298,975
Juliette W. Pryor	AB	—	—	515,865	1,031,730	—	—	—	—	—
	PBRSU	8/4/2020	—	—	—	58,715	100,654	201,308	—
	TBRSU	8/4/2020	—	—	—	—	—	—	100,654	1,407,143
Christine Rupp	AB	—	—	750,000	1,500,000	—	—	—	—	—
	PBRSU	5/14/2020	—	—	—	47,473	81,382	162,764	—
	TBRSU	5/14/2020	—	—	—	—	—	—	81,382	1,313,736
(1)
AB represents the 2020 Bonus Plan above under “Compensation Discussion and Analysis—Overview of 2020 Bonus Plan”. PBRSU represents the Performance-Based RSUs as described above under “Compensation Discussion and Analysis—Performance-Based Restricted Stock Unit Awards”. TBRSU represents the Time-Based RSUs as described above under “Compensation Discussion and Analysis—Time-Based Restricted Stock Unit Awards”.

(2)
Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal 2020 under our 2020 Bonus Plan as more fully described in “Compensation Discussion and Analysis— Annual Corporate Bonus” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2020 Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above the threshold will result in a payment from $0 up to the maximum bonus amounts reflected in the table. Ms. Pryor commenced employment on June 15, 2020.

(3)	Amounts represent the Performance-Based RSUs awarded to the NEOs as described in “—Compensation Discussion and Analysis—Incentive Plans.”
(4)	Amounts represent the Time-Based RSUs awarded to the NEOs as described in “—Compensation Discussion and Analysis—Incentive Plans.”
(5)
Reflects the fair value of $16.14 per share with respect to the RSUs awarded to Mr. Dimond and Mses. Morris and Rupp and $13.98 per share with respect to the RSUs awarded to Ms. Pryor. See Note 10—Stock-Equity Compensation in our audited consolidated and combined financial statements included in our 2020 Annual Report for a discussion of the assumptions used in the valuation of such awards.

41	Albertsons Companies, Inc. 2021 Proxy Statement

Outstanding Equity Awards at February 27, 2021
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(1)
Vivek Sankaran	—	—	—	—	—	1,506,386(2)	24,358,262	—	—
Robert B. Dimond	—	—	—	—	—	366,570(3)	5,927,437	149,312(4)	2,414,375
Susan Morris	—	—	—	—	—	504,007(5)	8,149,793	149,312(6)	2,414,375
Juliette W. Pryor	—	—	—	—	—	167,756(7)	2,712,615	67,103(8)	1,085,056
Christine Rupp	—	—	—	—	—	373,105(9)	6,033,108	89,728(10)	1,450,902
(1)	Based on the value of $16.17 per share of common stock as of February 27, 2021.
(2)
Reflects 215,198 shares of restricted stock that will vest on April 25, 2021, 322,797 shares of restricted stock that will vest on April 25, 2022, 215,198 shares of restricted stock that will vest on April 25, 2023, and 107,599 shares of restricted stock that will vest on April 25, 2024 provided that Mr. Sankaran is employed on the applicable vesting date. In addition, this also reflects 645,594 shares of performance-based restricted stock which may vest based on the achievement of performance goals in fiscal 2021, fiscal 2022 and fiscal 2023 and Mr. Sankaran being employed on the applicable vesting date.

(3)
Reflects 54,367 time-based RSUs that will vest on November 9, 2021, 47,471 time-based RSUs that will vest on February 26, 2022 and 47,472 time-based RSUs that will vest on February 25, 2023 provided that Mr. Dimond is employed on the applicable vesting date. In addition, this reflects 122,314 performance-based RSUs which have been earned based on fiscal 2019 and fiscal 2020 performance that will vest on February 26, 2022 and 94,946 performance-based RSUs which have been earned based on fiscal 2020 performance that will vest on February 25, 2023 provided that Mr. Dimond is employed on the applicable vesting date.

(4)
Reflects 101,839 performance-based RSUs that can be earned based on fiscal 2021 performance and 47,473 performance-based RSUs that can be earned based on fiscal 2022 performance. The awards are reported at target.

(5)
Reflects 54,367 time-based RSUs that will vest on November 9, 2021, 184,909 time-based RSUs that will vest on February 26, 2022 and 47,471 time-based RSUs that will vest on February 25, 2023 provided that Ms. Morris is employed on the applicable vesting date. In addition, this reflects 122,314 performance-based RSUs which have been earned based on fiscal 2019 and fiscal 2020 performance that will vest on February 26, 2022 and 94,946 performance-based RSUs which have been earned based on fiscal 2020 performance that will vest on February 25, 2023 provided that Ms. Morris is employed on the applicable vesting date.

(6)
Reflects 101,839 performance-based RSUs that can be earned based on fiscal 2021 performance and 47,473 performance-based RSUs that can be earned based on fiscal 2022 performance. The awards are reported at target.

(7)
Reflects 33,551 time-based RSUs that will vest on June 15, 2021, 33,552 time-based RSUs that will vest on June 15, 2022 and 33,551 time-based RSUs that will vest on June 15, 2023 provided that Ms. Pryor is employed on the applicable vesting date. In addition, this reflects 67,102 performance-based RSUs which have been earned based on fiscal 2020 performance that will vest on February 26, 2023.

(8)
Reflects 33,551 performance-based RSUs that can be earned based on fiscal 2021 performance and 33,552 performance-based RSUs that can be earned based on fiscal 2022 performance. The awards are reported at target.

(9)
Reflects 106,422 time-based RSUs that will vest on December 1, 2021, 27,127 time-based RSUs that will vest on February 26, 2022, 53,211 time-based RSUs that will vest on December 1, 2022, 27,128 time-based RSUs that will vest on February 25, 2023, and 53,211 time-based RSUs that will vest on December 1, 2023 provided that Mr. Rupp is employed on the applicable vesting date. In addition, this reflects 51,750 performance-based RSUs which have been earned based on fiscal 2019 and fiscal 2020 performance that will vest on February 26, 2022 and 54,256 performance-based RSUs which have been earned based on fiscal 2020 performance that will vest on February 25, 2023 provided that Ms. Rupp is employed on the applicable vesting date.

(10)
Reflects 62,601 performance-based RSUs that can be earned based on fiscal 2021 performance and 27,127 performance-based RSUs that can be earned based on fiscal 2022 performance. The awards are reported at target.

42	Albertsons Companies, Inc. 2021 Proxy Statement

Option Exercises and Stock Vested in Fiscal 2020
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Vivek Sankaran	—	—	322,797	5,643,568
Robert B. Dimond	—	—	101,838	1,572,238
Susan Morris	—	—	239,277	3,794,626
Juliette W. Pryor	—	—	—	—
Christine Rupp	—	—	27,127	438,644
(1)	Value is based on the fair value or closing market price of the Company’s common stock on the date of vesting multiplied by the number of vested shares.
Nonqualified Deferred Compensation
The following table shows the executive and Company contributions, earnings and account balances for the NEOs under the Deferred Compensation Plans during fiscal 2020. The Deferred Compensation Plans are nonqualified deferred compensation arrangements intended to comply with Section 409A of the Code. See “—Compensation Discussion and Analysis—Deferred Compensation Plan” for a description of the terms and conditions of the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Deferred Compensation Plans are subject to claims of our creditors.
Name/Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Vivek Sankaran	—	—	—	—	—
Robert B. Dimond
Albertsons Companies Deferred Compensation Plan	678,349	44,999	122,178	—	1,148,190
Albertsons LLC Makeup Plan	—	5,002	136,692	—	923,982
Susan Morris
Albertsons Companies Deferred Compensation Plan	215,001	39,377	34,000	—	427,384
Albertsons LLC Makeup Plan	—	11,761	118,809	—	676,277
Juliette W. Pryor	—	—	—	—	—
Christine Rupp	—	—	—	—	—
(1)
All executive contributions represent amounts deferred by each NEO under a Deferred Compensation Plan and are included as compensation in the Summary Compensation Table under “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation.”

(2)	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.
(3)	These amounts are not reported in the Summary Compensation Table as none of the earnings are based on interest above the market rate.
43	Albertsons Companies, Inc. 2021 Proxy Statement

Potential Payments Upon Termination or Change of Control
The tables below describe and estimate the amounts and benefits that the NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change of control, assuming such events occurred as of February 27, 2021 (based on the plans and arrangements in effect on such date). The estimated payments are not necessarily indicative of the actual amounts any of the NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through February 27, 2021 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees.
Vivek Sankaran
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)
Cash Payments	2,875,000(1)	—	10,000,000(2)	10,000,000(2)
Health Benefits(3)	14,087	—	14,087	14,087
Total	2,889,087	—	10,014,087	10,014,087
(1)
Reflects a lump sum cash payment in an amount equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 25% of Mr. Sankaran’s base salary, (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and (iv) payment of the unvested or unpaid portions of the sign-on retention award.

(2)
Reflects a lump sum cash payment equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and (iv) payment of the unvested or unpaid portions of the sign-on retention award.

(3)	Reflects the cost of reimbursement for up to 18 months continuation of health coverage.
Robert B. Dimond
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)
Cash Payments	212,500(1)	—	3,400,000(2)	3,400,000(2)
Health Benefits	—	—	13,822(3)	13,822(3)
Total	212,500	—	3,413,822	3,413,822
(1)	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Dimond’s base salary.
(2)	Reflects a lump sum cash payment equal to the sum of Mr. Dimond’s base salary and target bonus for 24 months.
(3)	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
44	Albertsons Companies, Inc. 2021 Proxy Statement

Susan Morris
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)
Cash Payments	225,000(1)	—	4,000,000(2)	4,000,000(2)
Health Benefits	—	—	7,889(3)	7,889(3)
Total	225,000	—	3,607,889	3,607,889
(1)	Reflects a lump sum cash payment in an amount equal to 25% of Ms. Morris’s base salary.
(2)	Reflects a lump sum cash payment equal to the sum of Ms. Morris’s base salary and target bonus for 24 months.
(3)	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
Juliette W. Pryor
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)
Cash Payments	181,250(1)	—	2,900,000(2)	2,900,000(2)
Health Benefits	—	—	23,379(3)	23,379(3)
Total	181,250	—	2,923,379	2,923,379
(1)	Reflects a lump sum cash payment in an amount equal to 25% of Ms. Pryor’s base salary.
(2)	Reflects a lump sum cash payment equal to the sum of Ms. Pryor’s base salary and target bonus for 24 months.
(3)	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
Christine Rupp
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)
Cash Payments	187,500(1)	—	3,000,000(2)	3,000,000(2)
Health Benefits	—	—	7,738(3)	7,738(3)
Total	187,500	—	3,007,738	3,007,738
(1)	Reflects a lump sum cash payment in an amount equal to 25% of Ms. Rupp’s base salary.
(2)	Reflects a lump sum cash payment equal to 200% of Ms. Rupp’s base salary plus target annual bonus.
(3)	Reflects the cost of reimbursement for up to 12 months continuation of health coverage.
45	Albertsons Companies, Inc. 2021 Proxy Statement

In addition to the foregoing, Mr. Sankaran would become vested in a portion of his Time-Based Restricted Stock and Performance-Based Restricted Stock as set forth in the table below (based on a per share price of $16.17, the value of one share of common stock as of February 27, 2021).
Units	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason ($)	Change in Control – Without Cause or for Good Reason ($)	Change in Control – Death or Disability ($)
Time-Based Restricted Stock	2,936,338	—	3,479,752	13,919,007	13,919,007
Performance-Based Restricted Stock	—	—	—	10,439,255	10,439,255
Total	2,936,338	—	3,479,752	24,358,262	24,358,262
In addition to the foregoing, each of Mr. Dimond and Mses. Morris, Pryor and Rupp would have been entitled to full vesting of his or her unvested Restricted Stock Units in the amounts set forth in the table below (based on a per share of common stock price of $16.17 as of February 27, 2021) if following a change of control the respective NEO’s employment terminated due to death or disability or by us without cause on February 27, 2021.
NEO	Number of Vesting Shares (#)	Value of Vesting Shares ($)	Tax Bonus ($)
Robert B. Dimond	515,882	8,341,812	—
Susan Morris	653,319	10,564,168	91,597
Juliette W. Pryor	234,859	3,797,670	—
Christine Rupp	462,833	7,484,010	—
46	Albertsons Companies, Inc. 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties since March 1, 2020. It does not include all of the provisions of our material arrangements, agreements and transactions with related parties, does not purport to be complete and is qualified in its entirety by reference to the arrangements, agreements and transactions described. We enter into transactions with our Sponsors and other entities owned by, or affiliated with, our Sponsors in the ordinary course of business. These transactions include, amongst others, professional advisory, consulting and other corporate services.
Our board of directors has adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the Audit and Risk Committee of our board of directors. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) we or any of our subsidiaries is a participant and (3) any related party has or will have a direct or indirect material interest.
Transactions with Cerberus
We paid Cerberus Technology Solutions (“CTS”), an affiliate of Cerberus, fees totaling approximately $5.5 million for fiscal 2020 for information technology advisory and implementation services in connection with modernizing our information systems.
On July 2, 2019, we closed a sale and leaseback transaction for a distribution center with a counterparty which is also an investor in certain funds managed by Cerberus, including funds that are indirect equity holders of the Company. We received gross sales proceeds of approximately $278 million and entered into a lease agreement for the distribution center for an initial term of 15 years with an initial annual rent payment for the property of approximately $12 million.
On September 14, 2020, we entered into a stock repurchase agreement (the “Gabriel Stock Repurchase Agreement”) with Gabriel Assets, LLC (“Gabriel”) pursuant to which we repurchased 6,837,970 shares of common stock (the “Gabriel Shares”) held by Gabriel at $12.00 per share (the “Gabriel Repurchase”). The Gabriel Repurchase was consummated on September 14, 2020. Gabriel indirectly owned the repurchased shares through investments in funds and accounts managed, directly or indirectly, by Cerberus. In order for Gabriel to consummate the Gabriel Repurchase, it directed Cerberus to distribute the repurchased shares to Gabriel.
Transactions with Kimco Realty Corporation
On January 3, 2019, we closed a three-store sale and leaseback transaction with entities affiliated with Kimco Realty Corporation. We received gross sales proceeds of approximately $31 million and entered into lease agreements for each of the three stores for initial terms of 20 years with an initial annual rent payment for the properties of approximately $2 million.
On January 1, 2019, we terminated a store lease with an entity affiliated with Kimco Realty Corporation. We received a termination fee of $5.5 million and entered into a use restriction agreement that restricts use of the premises for a supermarket or grocery store until the earlier of August 31, 2027 or the date we no longer operate a supermarket or grocery store at two benefited properties for at least two years (excluding force majeure).
47	Albertsons Companies, Inc. 2021 Proxy Statement

Stock Repurchase
On June 9, 2020, we used cash in an amount equal to the proceeds from the $1.68 billion sale and issuance of our Convertible Preferred Stock, to repurchase an aggregate of 101,611,736 shares of outstanding common stock from Albertsons Investor, KIM ACI and entities affiliated with Kimco Realty Corporation, at a price equal to $16.53 per share. The proceeds received by Albertsons Investor and KIM ACI from the repurchase were distributed to their members, which include our Sponsors and members of our management.
Management Fees
Pursuant to our governing documents and that of our predecessor, AB Acquisition LLC, we have paid annual management fees to our Sponsors. In exchange for the management fees, our Sponsors have provided strategic advice to management, including with respect to acquisitions and financings. For fiscal 2020, all management fees owed by us to our Sponsors were to be paid quarterly and any remaining obligations terminated at the closing of our IPO. Prior to the IPO, we made one quarterly payment for management fees of $3.4 million in fiscal 2020.
Stockholders’ Agreement
See “Board of Directors-Director Nomination Process-Nomination Rights and Support Obligations under Certain Agreements” above for more information.
Registration Rights Agreement
As of June 9, 2020, we entered into a registration rights agreement with certain of our stockholders as of immediately prior to the closing of the IPO (the “Pre-IPO Stockholders”) and the Preferred Investors (together with the Pre-IPO Stockholders, the “Holders”). Pursuant to the registration rights agreement, we granted the Holders certain registration rights with respect to the registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock. These rights include certain demand registration rights for our Sponsors and “piggyback” registration rights for all Holders. Additionally, we are required to use our reasonable best efforts to file and maintain an effective shelf registration as permitted by Rule 415 of the Securities Act for all registrable securities held by the Preferred Investors by no later than the later of (i) seven and one-half months after the consummation of the IPO and (ii) 18 months after June 9, 2020 (the “Preferred Investor Shelf Registration Statement”). The registration rights only apply to registrable securities, and shares of our common stock cease to be registrable securities under certain conditions including if (i) they are sold pursuant to an effective registration statement, (ii) they are sold pursuant to Rule 144, or (iii) they are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such shares is not prohibited by the lock-up agreements described below. The registration rights are subject to certain delay, suspension and cutback provisions. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares.
The registration rights agreement includes customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally will be borne by us, other than underwriting discounts and commissions attributable to the sale of registrable securities.
The Holders may be required to deliver lock-up agreements to underwriters in connection with registered offerings of shares.
Lock-Up Agreements
In connection with the closing of our IPO, certain Pre-IPO Stockholders delivered a lock-up agreement to us. Pursuant to the lock-up agreements, for a period of six months after the closing of the IPO (the “First Lock-Up Period”), the Pre-IPO Stockholders will agree, subject to certain exceptions, that they
48	Albertsons Companies, Inc. 2021 Proxy Statement

will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, owned by them (whether directly or by means of beneficial ownership) immediately prior to the closing of the IPO.
Lock-Up Periods
Beginning six months after the closing of the IPO and for a period of six months (the “Second Lock-Up Period”), the Pre-IPO Stockholders will be permitted to sell up to 25% of the shares of common stock held by such Pre-IPO Stockholders as of immediately after the closing of the IPO in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
For a period of six months after the end of the Second Lock-Up Period (the “Third Lock-Up Period”), the Pre-IPO Stockholders will be permitted to sell up to 50% of the shares of common stock held by such Pre-IPO Stockholders as of immediately after the closing of the IPO, minus the amounts sold (or that could have been sold) in the Second Lock-Up Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
For a period of six months after the end of the Third Lock-Up Period (the “Fourth Lock-Up Period”), the Pre-IPO Stockholders will be permitted to sell up to 75% of the shares of common stock held by such Pre-IPO Stockholders as of immediately after the closing of the IPO, minus the amounts sold (or that could have been sold) in the Second Lock-Up Period and Third Lock-Up Period, in a registered, underwritten offering pursuant to the registration rights agreement, and may be permitted to sell additional shares to the extent that the managing underwriters of such registered, underwritten offering conclude that additional shares may be sold in such offering without adversely affecting the distribution.
After the end of the Fourth Lock-Up Period, the restrictions of the lock-up agreements will expire.
Exceptions. The restrictions described above will not apply to the transfer of shares (1) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions of the lock-up agreement, (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up agreement, and provided, further, that any such transfer will not involve a disposition for value, (3) to any affiliates of such Pre-IPO Stockholders or any investment fund or other entity controlled or managed by such Pre-IPO Stockholders or their affiliates, (but in each case under this clause (3), not including a portfolio company), provided that such person agrees to be bound in writing by the restrictions of the lock-up agreement, (4) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (2) through (3) above provided that such person agrees to be bound in writing by the restrictions of the lock-up agreement, (5) pursuant to an order of a court or regulatory agency, (6) the pledge, hypothecation or other granting of a security interest in such Pre-IPO Stockholder’s shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or thereafter or (7) with our prior written consent.
49	Albertsons Companies, Inc. 2021 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock as of the Record Date by:
•	each person known by us to own beneficially 5% or more of our outstanding shares of common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	our directors and executive officers as a group.
We have based percentage ownership of our common stock on 466,510,961 shares of our common stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, none of the persons listed in the following table owns any securities that are convertible into common stock at his or her option currently or within 60 days of the Record Date. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Percentage of Voting Power
5% Stockholders:
Cerberus Capital Management, L.P.(1)	151,818,680	32.5%	29.2%
Klaff Realty, L.P.(2)	58,128,749	12.5%	11.2%
Funds affiliated with Lubert-Adler(3)	58,128,754	12.5%	11.2%
Schottenstein Stores Corp.(4)	58,128,752	12.5%	11.2%
Kimco Realty Corporation(5)	39,838,105	8.5%	7.7%
HPS Investment Partners, LLC(6)	33,909,372	7.3%	6.5%
Directors:
Vivek Sankaran(7)	1,961,782	*	*
Jim Donald	782,781	*	*
Chan W. Galbato(1)	—	—	—
Sharon Allen(8)	154,168	*	*
Shant Babikian	—	—	—
Steven A. Davis	106,773	*	*
Kim Fennebresque	86,839	*	*
Allen M. Gibson	19,834	*	*
Hersch Klaff(2)	9,552	*	*
Jay L. Schottenstein(4)	9,552	*	*
Alan Schumacher(9)	87,339	*	*
Brian Kevin Turner	122,543	*	*
Mary Elizabeth West	3,680	*	*
Scott Wille(1)	4,033	*	*
Named Executive Officers:
Robert B. Dimond	512,219	*	*
Susan Morris	609,612	*	*
Juliette W. Pryor	36,051	*	*
Christine Rupp	13,677	*	*
All directors and executive officers as a group(1)(2)(4)(7)(8)(9) (22 Persons)	6,067,128	1.3%	1.2%
*	Represents less than 1%.
(1)
Stephen Feinberg exercises voting and investment authority and may be deemed to have beneficial ownership of 151,818,680 shares. Messrs. Galbato and Wille are affiliated with Cerberus. The address for Cerberus is 875 Third Avenue, New York, New York 10022.

50	Albertsons Companies, Inc. 2021 Proxy Statement

(2)
Mr. Klaff is affiliated with Klaff Realty, L.P., whose affiliated entities have beneficial ownership of 58,128,749 shares. Mr. Klaff expressly disclaims beneficial ownership of the shares held by Klaff Realty, L.P. except to the extent of his pecuniary interest therein through his indirect interest in Klaff Realty, L.P. or such affiliates. The address for Klaff Realty, L.P. is 35 E. Wacker Drive, Suite 2900, Chicago, Illinois 60601.

(3)
Consists of 12,515,316 shares of common stock held directly by L-A V ABS, LLC (“L-A V ABS”), 474,065 shares of common stock held directly by Lubert-Adler Real Estate Fund V, L.P. (“L-A RE Fund V”), 5,672,291 shares of common stock held directly by Lubert- Adler Real Estate Fund VI, L.P. (“L-A RE Fund VI”), 1,608,363 shares of common stock held directly by Lubert-Adler Real Estate Fund VI-A, L.P. (“L-A RE Fund VI-A”), 4,314,996 shares of common stock held directly by Lubert-Adler Real Estate Fund VI-B, L.P. (“L-A RE Fund VI-B”), 33,157,624 shares of common stock held directly by L-A Saturn Acquisition, L.P. (“L-A Saturn”), and 386,099 shares of common stock held directly by L-A Asset Management Services, L.P. (“L-A Asset Management Services”). L-A V ABS is managed by its members, Dean S. Adler and Gerald A. Ronon, who can be removed and replaced by L-A RE Fund V, the controlling member of L-A V ABS, with the consent of ABS Opportunities, LLC. Lubert-Adler Group V, L.P. (“L-A Group V”) is the general partner of L-A RE Fund V, and Lubert-Adler Group V, LLC (“L-A Group V LLC”) is the general partner of L-A Group V. Lubert-Adler Group VI, L.P. (“L-A Group VI”) is the general partner of L-A RE Fund VI and L-A RE Fund VI-A, and Lubert-Adler Group VI, LLC (“L-A Group VI LLC”) is the general partner of L-A Group VI. Lubert-Adler Group VI-B, L.P. (“L-A Group VI-B”) is the general partner of L-A RE Fund VI-B, and Lubert-Adler Group VI-B, LLC (“L-A Group VI-B LLC”) is the general partner of L-A Group VI-B. L-A Group Saturn, LLC (“L-A Group Saturn”) is the general partner of L-A Saturn. Lubert-Adler GP— West, LLC (“L-A GP—West”) is the general partner of L-A Asset Management Services. Ira M. Lubert and Dean S. Adler are the members of L-A Group V LLC, L-A Group VI LLC, L-A Group VI-B LLC, L-A Group Saturn and L-A GP—West. As a result, each of Mr. Lubert, Mr. Adler, L-A Group V LLC, L-A Group VI LLC, L-A Group VI-B LLC, L-A Group V, L-A Group VI, L-A Group VI-B, L-A Group Saturn and L-A GP—West may be deemed to share beneficial ownership of the shares. Each of the foregoing persons expressly disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein. The address for L-A RE Fund V, L-A RE Fund VI, L-A RE Fund VI-A and L-A RE Fund VI-B, L-A Group V, L-A Group V LLC, L-A Group VI, L-A Group VI LLC, L-A Group VI-B and L-A Group VI-B LLC is 2400 Market Street, Suite 301, Philadelphia, Pennsylvania 19103-3033. The address for L-A Saturn and L-A Group Saturn is The FMC Tower, 2929 Walnut Street, Suite 1530, Philadelphia, Pennsylvania 19104. The address for L-A Asset Management Services and L-A GP—West is 435 Devon Park Drive, Building 500, Wayne, Pennsylvania 19087. The address for L-A V ABS is 171 17th Street NW, Suite 1575, Atlanta, Georgia 30363. The address for Ira M. Lubert, Dean S. Adler and Gerald A. Ronon is 2400 Market Street, Suite 301, Philadelphia, Pennsylvania 19103-3033.

(4)
Mr. Schottenstein is affiliated with Schottenstein Stores Corp., whose affiliated entities have beneficial ownership of 58,128,752 shares. Mr. Schottenstein expressly disclaims beneficial ownership of the shares held by Schottenstein Stores Corp except to the extent of his pecuniary interest therein. The address for Schottenstein Stores Corp. is 4300 E. Fifth Avenue, Columbus, Ohio 43219.

(5)
Kimco Realty Corp. is the parent corporation of each of KRSX Merge, LLC and KRS ABS, LLC and has sole voting and dispositive power over the shares of our common stock held of record by each of them, consisting of (i) 176,811 shares of our common stock held of record by KRSX Merge, LLC and (ii) 39,661,294 shares of our common stock held of record by KRS ABS, LLC. The address for Kimco Realty Corp. is 500 North Broadway, Suite 201, Jericho, New York 11753, Attention: Ray Edwards and Bruce Rubenstein.

(6)
This information is based solely on a Schedule 13D filed by HPS with the SEC on July 9, 2020. Consists of (i) 4,481,017 shares of common stock issuable upon conversion of 77,173.77 shares of Series A preferred stock held by Assured Offshore L.P.; (ii) 1,934,353 shares of common stock issuable upon conversion of 33,314.16 shares of Series A preferred stock held by Mezzanine Partners III, L.P.; (iii) 1,011,721 shares of common stock issuable upon conversion of 17,424.24 shares of Series A preferred stock held by HPS Fund Offshore Subsidiary XI, L.P.; (iv) 784,235 shares of common stock issuable upon conversion of 13,506.40 shares of Series A preferred stock held by AP Mezzanine Partners III, L.P.; (v) 9,674,120 shares of common stock issuable upon conversion of 166,611.33 shares of Series A preferred stock held by MP 2019 Offshore AB Subsidiary, L.P.; (vi) 7,258,000 shares of common stock issuable upon conversion of 125,000.00 shares of Series A preferred stock held by Bronco Co-Invest, L.P.; (vii) 5,050,278 shares of common stock issuable upon conversion of 86,977.79 shares of Series A preferred stock held by MP 2019 Onshore Mezzanine Master, L.P. (viii) 2,052,767 shares of common stock issuable upon conversion of 35,353.54 shares of Series A preferred stock held by HN Co-Invest AIV, L.P.; (ix) 879,669 shares of common stock issuable upon conversion of 15,150.00 shares of Series A preferred stock held by HPS VG Co-Investment Fund, L.P.; and (x) 783,212 shares of common stock issuable upon conversion of 13,488.78 shares of Series A preferred stock held by MP 2019 AP Mezzanine Master, L.P. Assured Offshore L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P., AP Mezzanine Partners III, L.P., MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P, HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P. are collectively referred to as the “Funds.”

HPS is the sole and managing member of HPS Mezzanine Management III, LLC, which is the investment manager of each of Assured Offshore, L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P. and AP Mezzanine Partners III, L.P.
HPS Investment Partners, LLC is also the sole and managing member of HPS Mezzanine Management 2019, LLC, which is the investment manager of each of MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P., HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P.
51	Albertsons Companies, Inc. 2021 Proxy Statement

As such, HPS has the power to vote and dispose of the securities held by the Funds, and as such, may be deemed to beneficially own the securities held by the Funds. The principal business and office address of HPS is 40 West 57th Street, 33rd Floor, New York, New York 10019.
(7)	Includes 1,291,188 shares of restricted common stock.
(8)
Includes 2,000 shares of common stock held by the Richard and Sharon Allen Trust (the “Allen Trust”). Sharon Allen, as trustee, is deemed to have voting and dispositive power over the securities held by the Allen Trust.

(9)
Certain of the shares are held by The Alan H. Schumacher Declaration of Trust Dated October 19, 2001 (the “Schumacher Trust”). Alan Schumacher, as trustee, is deemed to have voting and dispositive power over the shares held by the Schumacher Trust. The address for the Schumacher Trust is 2481 Tall Oaks Drive, Elgin, Illinois 60123.

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Series A preferred stock as of the Record Date by:
•	each person known by us to own beneficially 5% or more of our outstanding shares of Series A preferred stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	our directors and executive officers as a group.
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Percentage of Voting Power
5% Stockholders:
HPS Investment Partners, LLC(1)	584,000	63.2%	6.5%
Oak Hill Advisors, L.P.(2)	100,000	10.8%	1.1%
Benefit Street Partners LLC(3)	100,000	10.8%	1.1%
Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.(4)	65,000	7.0%	*
2757730 Ontario Limited(5)	50,000	5.4%	*
Directors:
Vivek Sankaran	—	—	—
Jim Donald	—	—	—
Chan W. Galbato	—	—	—
Sharon Allen	—	—	—
Shant Babikian	—	—	—
Steven A. Davis	—	—	—
Kim Fennebresque	—	—	—
Allen M. Gibson	—	—	—
Hersch Klaff	—	—	—
Jay L. Schottenstein	—	—	—
Alan Schumacher	—	—	—
Brian Kevin Turner	—	—	—
Mary Elizabeth West	—	—	—
Scott Wille	—	—	—
Named Executive Officers:	—	—	—
Vivek Sankaran	—	—	—
Robert B. Dimond	—	—	—
Susan Morris	—	—	—
Juliette W. Pryor	—	—	—
Christine Rupp	—	—	—
All directors and executive officers as a group (22 Persons)	—	—	—
*	Represents less than 1%.
(1)
This information is based solely on a Schedule 13D filed by HPS with the SEC on July 9, 2020. Consists of (i) 77,173.77 shares of Series A preferred stock held by Assured Offshore L.P.; (ii) 33,314.16 shares of Series A preferred stock held by Mezzanine Partners III, L.P.; (iii) 17,424.24 shares of Series A preferred stock held by HPS Fund Offshore Subsidiary XI, L.P.; (iv) 13,506.40 shares of Series A preferred stock held by AP Mezzanine Partners III, L.P.; (v) 166,611.33 shares of Series A preferred stock held by MP 2019 Offshore AB Subsidiary, L.P.; (vi) 125,000.00 shares of Series A

52	Albertsons Companies, Inc. 2021 Proxy Statement

preferred stock held by Bronco Co-Invest, L.P.; (vii) 86,977.79 shares of Series A preferred stock held by MP 2019 Onshore Mezzanine Master, L.P. (viii) 35,353.54 shares of Series A preferred stock held by HN Co-Invest AIV, L.P.; (ix) 15,150.00 shares of Series A preferred stock held by HPS VG Co-Investment Fund, L.P.; and (x) 13,488.78 shares of Series A preferred stock held by MP 2019 AP Mezzanine Master, L.P. Assured Offshore L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P., AP Mezzanine Partners III, L.P., MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P, HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P. are collectively referred to as the “Funds.”
HPS is the sole and managing member of HPS Mezzanine Management III, LLC, which is the investment manager of each of Assured Offshore, L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P. and AP Mezzanine Partners III, L.P.
HPS Investment Partners, LLC is also the sole and managing member of HPS Mezzanine Management 2019, LLC, which is the investment manager of each of MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P., HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P.
As such, HPS has the power to vote and dispose of the securities held by the Funds, and as such, may be deemed to beneficially own the securities held by the Funds. The principal business and office address of HPS is 40 West 57th Street, 33rd Floor, New York, New York 10019.
(2)
Includes: (i) 3,300 shares of Series A preferred stock held by a separately managed account; (ii) 1,600 shares of Series A preferred stock held by OHAT Credit Fund, L.P.; (iii) 2,100 shares of Series A preferred stock held by OHA Enhanced Credit Strategies Master Fund, L.P.; (iv) 4,200 shares of Series A preferred stock held by a separately managed account; (v) 1,300 shares of Series A preferred stock held by a separately managed account; (vi) 1,600 shares of Series A preferred stock held by a separately managed account; (vii) 5,900 shares of Series A preferred stock held by OHA Centre Street Partnership, L.P.; (viii) 5,200 shares of Series A preferred stock held by OHA Delaware Customized Credit Fund Holdings, L.P.; (ix) 3,900 shares of Series A preferred stock held by OHA Structured Products Master Fund D, L.P.; (x) 15,900 shares of Series A preferred stock held by OHA Black Bear Fund, L.P.; (xi) 4,700 shares of Series A preferred stock held by OHA Artesian Customized Credit Fund I, L.P.; (xii) 37,200 shares of Series A preferred stock held by OHA Strategic Credit Master Fund II, L.P.; and (xiii) 13,100 shares of Series A preferred stock held by OHA Credit Solutions Master Fund II, L.P. The address for Oak Hill Advisors, L.P., the Investment Advisor of the foregoing entities and accounts, is 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

(3)
Consists of 5,000 shares of Series A preferred stock held directly by Benefit Street Partners SMA-C Co-Invest L.P (“SMA-C”), 39,042 shares of Series A preferred stock held directly by Benefit Street Partners Debt Fund IV LP (“Debt Fund IV”), 38,561 shares of Series A preferred stock held directly by BSP 4 Albertsons Holdings LLC (“BSP 4”), 3,992 shares of Series A preferred stock held directly by Benefit Street Partners SMA-K L.P (“SMA-K”), 6,117 shares of Series A preferred stock held directly by Benefit Street Partners SMA-C II L.P. (“SMA-C II”), 2,288 shares of Series A preferred stock held directly by Benefit Street Partners SMA LM LP (“SMA LM”), and 5,000 shares of Series A preferred stock held directly by Benefit Street Partners SMA-O L.P. (“SMA-O”).

SMA-C II GP Ltd. is the general partner of SMA-C. Benefit Street Partners Debt Fund IV Ultimate GP Ltd. is the general partner of Benefit Street Partners Debt Fund IV GP LP (“Debt Fund IV GP”), and Debt Fund IV GP is the general partner of Debt Fund IV. Benefit Street Partners Debt Fund IV Ultimate GP Ltd. is the general partner of Benefit Street Partners Debt Fund IV (Non-US) GP LP (“Debt Fund IV (Non-US)”), and Debt Fund IV (Non-US) is the general partner of BSP 4. Benefit Street Partners SMA-K Ultimate GP LLC is the general partner of Benefit Street Partners SMA-K GP L.P. (“SMA-K GP”), and SMA-K GP is the general partner of SMA-K. SMA-C GP Ltd. is the general partner of SMA-C II. Benefit Street Partners SMA LM Ultimate GP LLC is the general partner of Benefit Street Partners SMA LM GP L.P. (“SMA LM GP”), and SMA LM GP is the general partner of SMA LM. Benefit Street Partners SMA-O Ultimate GP LLC is the general partner of Benefit Street Partners SMA-O GP L.P. (“SMA-O GP”), and SMA-O GP is the general partner of SMA O. Investment decision-making for each fund is delegated to Benefit Street Partners LLC, which has an investment committee. That investment committee is comprised of Tom Gahan, Mike Paasche and Blair Faulstich. The address for Benefit Street Partners LLC is 9 West 57th Street, Suite 4920, New York, New York 10019.
(4)
As of June 7, 2021, consists of 65,000 shares of Series A preferred stock held by Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. (“Opps Xb”). The general partner of Opps Xb is Oaktree Fund GP, LLC (“GP LLC”). The general partner of GP LLC is Oaktree Fund GP I, L.P (“GP I”). The general partner of GP I is Oaktree Capital I, L.P. (“Capital I”). The general partner of Capital I is OCM Holdings I, LLC (“Holdings I”). The managing member of Holdings I is Oaktree Capital Group, LLC (“OCG”). OCG is managed by its ten-member board of directors which is comprised of members appointed by each of Oaktree Capital Group Holdings GP, LLC and Brookfield Asset Management, Inc. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of Opps Xb, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)
Ontario Teachers’ Pension Plan Board has beneficial ownership over the 50,000 shares of Series A preferred stock held by 2757730 Ontario Limited. The address for Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H4, Canada.

53	Albertsons Companies, Inc. 2021 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about our equity compensation plans as of February 27, 2021. All outstanding awards relate to our common stock.
Plan Category	Number of securities to be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted- Average Exercise Price of Outstanding Equity Awards (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	—	—	42,299,130
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	—	—	42,299,130
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during fiscal 2020, all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that each of Ms. West and Mr. Wille filed a late Form 4 on November 10, 2020 to report transactions that were consummated on November 2, 2020, each of Mses. Morris and Pryor and Messrs. Dimond and Theilmann filed a late Form 4 on June 4, 2021 to report transactions that were consummated on June 30, 2020 and each of Ms. Morris and Mr. Dhanda filed a late Form 4 on June 17, 2021 to report transactions that were consummated on February 27, 2021.
54	Albertsons Companies, Inc. 2021 Proxy Statement

PROPOSAL 1
ELECTION OF DIRECTORS
At our Annual Meeting, stockholders will elect 14 directors to hold office until our 2022 annual meeting of stockholders. Nominees were recommended and approved for nomination by our Governance, Compliance and ESG Committee. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted “FOR” the election of the 14 nominees recommended by our board of directors. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.
The following directors are being nominated for election to our board of directors: Vivek Sankaran, Jim Donald, Chan W. Galbato, Sharon Allen, Shant Babikian, Steven A. Davis, Kim Fennebresque, Allen M. Gibson, Hersch Klaff, Jay L. Schottenstein, Alan Schumacher, Brian Kevin Turner, Mary Elizabeth West and Scott Wille. Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.
Required Vote
The affirmative vote of a majority of votes cast for each nominated director is required for the election of each such nominated director.
The board of directors recommends a vote “FOR” the election of each of the nominated directors.
55	Albertsons Companies, Inc. 2021 Proxy Statement

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending February 26, 2022. The Company is not required by its bylaws or applicable law to submit the appointment of Deloitte & Touche LLP for stockholder approval. However, as a matter of good corporate governance, the board of directors has determined to submit the Audit and Risk Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Risk Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit and Risk Committee’s selection, the Audit and Risk Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.
Fee Information
Deloitte and Touche LLP has served as our independent auditor for the fiscal years ended February 27, 2021 and February 29, 2020, respectively. The following table sets forth the fees paid to Deloitte and Touche LLP for professional services rendered for fiscal 2020 and fiscal 2019 (in thousands):
Audit Fees	Fiscal 2020	Fiscal 2019
Audit fees	$5,400	$5,500
Audit-related fees	800	500
Tax fees	1,500	1,000
Other fees	30	100
Total fees	$7,730	$7,100
Audit Fees
Audit fees include fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. This category also includes audit services provided in connection with other statutory and regulatory filings.
Audit-Related Fees
Audit-related fees include fees for mergers and acquisition due diligence, accounting consultations and employee benefit plan audits.
Tax Fees
Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and tax planning.
All Other Fees
All other fees consist of fees for services other than the services reported above.
56	Albertsons Companies, Inc. 2021 Proxy Statement

Audit and Risk Committee Approval
The Audit and Risk Committee must pre-approve all engagements of the Company’s independent registered public accounting firm. The Audit and Risk Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services will not impair its independence. During fiscal 2020, each new engagement of the independent registered public accounting firm was pre-approved.
Required Vote
The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022.
The board of directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 26, 2022.
57	Albertsons Companies, Inc. 2021 Proxy Statement

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE TO APPROVE
THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, develop, motivate and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2020 compensation of our Named Executive Officers.
We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Required Vote
The affirmative vote of a majority of votes cast is required to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.
The board of directors recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.
58	Albertsons Companies, Inc. 2021 Proxy Statement

PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
As discussed in Proposal 3, the board of directors values the input of stockholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 3, will occur. Stockholders can advise the board of directors on whether such votes should occur every year, every two years, or every three years or may abstain from voting.
After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time. Our board recommends that this vote be held every year because it believes that it allows our stockholders to provide us with direct input on our compensation philosophy, policies and practices on an annual basis.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Although non-binding, the board of directors and the Compensation Committee will carefully review the voting results. Notwithstanding the board of directors’ recommendation and the outcome of the stockholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
Required Vote
The affirmative vote of a majority of votes cast for one year, two years or three years is required to approve, on an advisory (non-binding) basis, the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which accompanies the compensation tables.
The board of directors recommends a vote for “EVERY YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which accompanies the compensation table.
59	Albertsons Companies, Inc. 2021 Proxy Statement

PROPOSAL 5
Approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of DIRECTORS from 15 members to 17 members
Background
On May 13, 2021, our board of directors voted to approve, and to recommend that you approve at the Annual Meeting, an amendment to our certificate of incorporation that will increase the maximum board size from 15 members to 17 members.
Currently, Article V of the certificate of incorporation authorizes the size of our board of directors to be not less than 7 directors nor more than 15 directors. Pursuant to Article V, the exact number of directors is to be determined from time to time exclusively by resolution adopted by the board of directors or otherwise in the manner provided therein. Our board of directors currently consists of 14 directors.
Reasons for the Board Size Charter Amendment
Our board of directors, including the Governance, Compliance and ESG Committee, regularly reviews the Company’s corporate governance policies and procedures. The board of directors has determined that it would be in the best interests of the Company and its stockholders to increase the maximum size of the board of directors from 15 to 17 directors.
The board of directors believes that the Company would benefit from having a larger board of directors. If the size of the board of directors is increased, the board of directors will have a greater number of directors with different backgrounds and have increased breadth and depth of experience and skills necessary for proper oversight of the Company’s affairs. The increase will also facilitate the Company’s ability to address and meet evolving corporate governance standards and the rules, regulations and other requirements of the SEC and NYSE. Finally, a larger board of directors will help enable the board of directors to meet its goal of having greater diversity among the Company’s directors.
If the increase is approved by our stockholders, the board of directors will have discretion to add new members up to a maximum of 17 members. Pursuant to the Company’s bylaws, any vacancies in the board of directors resulting from an increase in the number of directors may be filled by the board of directors, acting by a majority vote of the directors then in office. The board of directors, through its Governance, Compliance and ESG Committee, has been engaged in discussions about various individuals who could be an ideal fit to join our board of directors. However, our board of directors has not yet determined who the remaining additional directors, if any, will be if the increase is approved. The minimum number of members of the board of directors will continue to be seven.
Proposed Amendment To Increase the Maximum Size of the Board
The proposed amendment to the certificate of incorporation is set forth in its entirety in Exhibit A. If the proposed amendment is approved and adopted, it will become effective upon our filing it with the Secretary of State of the State of Delaware.
Required Vote
The affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members. Because a majority of the outstanding stock entitled to vote thereon is required to approve the proposed amendment, the failure to vote or an “Abstain” vote as the same effect as a vote “Against” the proposed amendment.
The board of directors recommends a vote for “FOR” the approval of an amendment to the Company’s certificate of incorporation to increase the maximum size of the board of directors from 15 members to 17 members.
60	Albertsons Companies, Inc. 2021 Proxy Statement

OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
ANNUAL REPORT TO STOCKHOLDERS
Our 2020 Annual Report has been posted, and is available without charge, on our corporate website at https://investor.albertsonscompanies.com/financial-reports/sec-filings/default.aspx in the Investor Relations section. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2020 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2020 Annual Report has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2020 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our stock. Requests can be made by writing to Corporate Secretary, c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.
INCORPORATION BY REFERENCE
No information contained on or available through any website referenced in this Proxy Statement, our corporate website or any other website that we may maintain shall be deemed included or incorporated by reference into this Proxy Statement.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2020 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2020 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706 or by phone at (208) 395-6200. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2020 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.
If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2020 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s stock sharing an address.
61	Albertsons Companies, Inc. 2021 Proxy Statement

TRANSFER AGENT INFORMATION
American Stock Transfer & Trust Company, LLC. (“AST”) is the transfer agent for our common stock and preferred stock. AST can be reached at American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, Attention: Shareholder Services, (800) 937-5449. You should contact AST if you are a registered stockholder and have a question about your account or if you would like to report a change in your name or address.
62	Albertsons Companies, Inc. 2021 Proxy Statement

EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

ALBERTSONS COMPANIES, INC.
Pursuant to Section 242
of the General Corporation Law of the
State of Delaware
Albertsons Companies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY
FIRST: That, in accordance with the provisions of Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Amended & Restated Certificate of Incorporation of the Corporation (the “Amendment”), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for their consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Board of Directors declares that it is advisable to amend Article V of the Amended & Restated Certificate of Incorporation of the Corporation, upon approval by the requisite vote of the holders of the outstanding stock of the Corporation entitled to vote thereon, by replacing the second sentence of Article V in its entirety with the following:
“The total number of directors consisting the Board of Directors shall be not less than 7 directors nor more than 17 directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors or in the manner provided herein.”
SECOND: That the Amendment was submitted for stockholder approval and that on [•], a majority of the outstanding stock of the Corporation entitled to vote as a class voted to approve the foregoing Amendment in accordance with the provisions of the Amended & Restated Certificate of Incorporation of the Corporation.
THIRD: That the Amendment was duly approved and adopted in accordance with the applicable provisions of Section 242 of the DGCL.
FOURTH: That the Amendment shall be effective immediately upon the filing of this Certificate of Amendment to the Amended & Restated Certificate of Incorporation.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly signed by [•], its [•], this [•] day of [•], 20[•].
ALBERTSONS COMPANIES, INC.

By:
Name:
Title:
63	Albertsons Companies, Inc. 2021 Proxy Statement

ALBERTSONS COMPANIES, INC.
250 PARKCENTER BLVD
BOISE, IDAHO 83706

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ABS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D55225-P58753 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBERTSONS COMPANIES, INC.

1. Election of Directors.

Nominees:

		For	Against	Abstain
1a.	Vivek Sankaran	☐	☐	☐
1b.	Jim Donald	☐	☐	☐
1c.	Chan W. Galbato	☐	☐	☐
1d.	Sharon Allen	☐	☐	☐
1e.	Shant Babikian	☐	☐	☐
1f.	Steven A. Davis	☐	☐	☐
1g.	Kim Fennebresque	☐	☐	☐
1h.	Allen M. Gibson	☐	☐	☐
1i.	Hersch Klaff	☐	☐	☐
1j.	Jay L. Schottenstein	☐	☐	☐
1k.	Alan Schumacher	☐	☐	☐
1l.	Brian Kevin Turner	☐	☐	☐
1m.	Mary Elizabeth West	☐	☐	☐
1n.	Scott Wille	☐	☐	☐

The board of directors recommends a vote "FOR" the following proposals:

The board of directors recommends a vote for "1/ONE YEAR" on the following proposal:

		1 Year	2 Years	3 Years	Abstain
4.	To hold an advisory (non-binding) vote on whether the frequency of the stockholder advisory vote on our executive compensation should be every one, two or three years.	☐	☐	☐	☐

The board of directors recommends a vote "FOR" the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D55226-P58753

ALBERTSONS COMPANIES, INC.
Annual Meeting of Stockholders
August 5, 2021 2:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Vivek Sankaran, Robert Dimond and Juliette Pryor or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of ALBERTSONS COMPANIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 PM, Mountain Daylight Time on August 5, 2021, via live webcast at www.virtualshareholdermeeting.com/ABS2021, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side